UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
TIDEL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)
NOT APPLICABLE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10,200,000 (estimated solely for purposes of calculating the amount of the filing fee)

(4)	Proposed maximum aggregate value of transaction:

$10,200,000

(5)	Total fee paid:

$1200.54

☐	Fee paid previously with preliminary materials:

       ☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

Tidel Technologies, Inc.
2900 Wilcrest Drive, Suite 205
Houston, Texas 77042
                    , 2005
To our stockholders:
     You are cordially invited to attend a special meeting of stockholders of Tidel Technologies, Inc. to be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on                     , 2005 at 10:00 a.m., local time. At this meeting, we intend to seek stockholder approval of the sale of substantially all of the assets of our automated teller machine business (ATM Business) to NCR Texas, LLC.
     Our board of directors has unanimously approved all of the proposals described in the proxy statement and is recommending that stockholders also approve them.
     Please review in detail the attached proxy statement for a more complete statement regarding the proposal to approve the asset sale, including a description of the asset purchase agreement, the background of the decision to enter into the asset purchase agreement, the reasons that our board of directors has decided to recommend that you approve of the asset sale and the section beginning on page ___titled “Special Considerations Regarding the Proposal to Sell the ATM Business” describing risk factors relating to this asset sale.
     Your vote is very important to us, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting.
     On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in the proxy statement.

By Order of the Board of Directors

Leonard Carr
Secretary
Carrollton, Texas
                    , 2005
The notice and proxy statement are first being mailed to our stockholders on or about                     , 2005.

Tidel Technologies, Inc.
2900 Wilcrest Drive, Suite 205
Houston, Texas 77042
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                     , 2005
To our stockholders:
     A special meeting of stockholders of Tidel Technologies, Inc. will be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on                     , 2005 at 10:00 a.m., local time. At this meeting you will be asked:
1.	To consider and to vote on a proposal to approve the sale of substantially all of the assets of our ATM Business pursuant to the asset purchase agreement attached as Exhibit A to the proxy statement; and

2.	To transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.
     Your board of directors has unanimously approved, and recommends that an affirmative vote be cast in favor, of each of the proposals listed on the proxy card and described in the enclosed proxy statement.
     Only holders of record of common stock at the close of business on October 31, 2005, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.
     You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the special meeting.
     Because of the significance of the sale of our ATM Business, your participation in the special meeting, in person or by proxy, is especially important. We hope you will be able to attend the special meeting.
     Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card promptly.
     If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to our company’s Secretary. Your prompt cooperation will be greatly appreciated.

     The notice and proxy statement are first being mailed to stockholders on or about                     , 2005.
     Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

By Order of the Board of Directors

Leonard Carr
Secretary
Carrollton, Texas
                    , 2005

SUMMARY TERM SHEET
     This summary term sheet is an overview of selected information contained in the proxy statement about the proposed asset sale deemed most material by us and may not contain all of the detailed information that may be important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read this entire document and the additional documents to which we refer, including the asset purchase agreement attached as Exhibit A. This proxy statement is first being mailed on or about                     , 2005 to our stockholders of record as of the close of business on October 31, 2005.
The Parties
Tidel Technologies, Inc. and Tidel Engineering, L.P.
     Tidel Technologies, Inc. is a Delaware corporation which, through its wholly owned subsidiary Tidel Engineering, L.P., develops, manufactures, sells and supports ATM products and electronic cash security products consisting of Timed Access Cash Controller, or TACC, products and Sentinel products. We refer to our TACC products and our Sentinel products collectively as cash security products. Sales of ATM and cash security products are generally made on a wholesale basis to more than 200 distributors and manufacturers’ representatives. We often sell Sentinel products directly to end-users as well as to distributors.
     Our ATM products are low-cost, cash-dispensing automated teller machines that are primarily designed for the off-premise, or non-bank, markets. We offer a wide variety of options and enhancements to the ATM products, including custom configurations that dispense cash-value products, such as coupons, tickets and stored-value cards, accept currency, and perform other functions such as check-cashing.
     Our TACC products are essentially stand-alone safes that dispense cash to an operator in preset amounts. As a deterrent to robbers, $50 or less in cash is kept in a register at any given time. When a customer requires change in denominations of $5, $10 and $20 bills, the clerk presses a button on the TACC for the appropriate denomination and the cash is dispensed in a plastic tube. The time and frequency it takes to dispense the cash is pre-determined and adjustable so that in high-risk times of operations, transaction times can be slowed to act as a deterrent against robberies. When excess cash is collected, the clerk simply places individual bills back into the plastic tubes and loads them into the TACC for safe storage. Other available features include envelope drop boxes for excess cash, dollar scanners, state lottery interfaces, touch pads requiring user PINs for increased transaction accuracy and an audit trail and reporting capabilities. We introduced our Sentinel products in 2002. Our Sentinel products have all the functionality of the TACC, but each has been designed to also reduce the risk of internal theft and increase in-store management efficiencies through its state-of-the-art integration with a store’s point-of-sale, or POS, and accounting systems. Our engineering, sales and service departments work closely with distributors and their customers to continually analyze and fulfill their needs, enhance existing products and develop new products.
     As used herein, “Tidel,” “we,” “our,” and “us” refers to Tidel Technologies, Inc. and its consolidated subsidiaries unless the context requires otherwise. Tidel Engineering, L.P., or Engineering, is Tidel’s wholly-owned operating subsidiary and, together with Tidel, is a seller under the asset purchase agreement with NCR Texas LLC. Tidel and Engineering are referred to in this proxy statement as the Sellers.

     Tidel has its principal executive offices at 2900 Wilcrest Drive, Suite 205, Houston, Texas 77042. The telephone number of Tidel’s principal executive office is (713) 783-8200.
     Engineering has its principal executive offices at 2310 McDaniel Drive, Carrollton, Texas 75006. The telephone number of Engineering’s principal executive office is (972) 484-3358.
NCR Texas LLC
     NCR Texas LLC is a wholly-owned subsidiary of NCR Corporation, a Maryland corporation listed on the New York Stock Exchange that is principally involved in providing technology and services that help businesses interact, connect and relate with their customers.
     NCR Corporation has its principal executive offices at 1700 S. Patterson Blvd, WHQ-1, Dayton, Ohio 45479-0001. The telephone number of its principal executive offices is (937)-445-5905.
Proceeds from the Asset Sale
Tidel’s net proceeds from the sale of the ATM Business. The purchase price for the sale of the ATM Business is approximately $10.2 million, with $9.7 million thereof payable on closing, with the remaining $0.5 million subject to a holdback which is to be paid into escrow at the closing pending the post-closing calculation of the net asset value adjustment. Under the net asset value adjustment, the purchase price may be adjusted post-closing under certain circumstances based on the net value of assets delivered to NCR Texas.
Special Factors (see page __)
•	Reasons for the Sale of the ATM Business (see page ___). In determining to authorize the sale of our ATM Business, our board of directors considered a number of positive and negative factors, including the opinion dated October 27, 2005 that we received from Stifel, Nicolaus & Company, Inc., our financial advisor, that the purchase price to be received by Tidel pursuant to the asset purchase agreement, consisting of approximately $10.2 million (including amounts to be paid into escrow), subject to the net asset value adjustment, is fair to us from a financial point of view. We believe that the sale of our ATM Business and the terms of the related asset purchase agreement, which is attached as Exhibit A, are in the best interests of Tidel and its stockholders. Our board of directors has determined that the sale of our ATM Business is critical to our future operations. The proceeds from this transaction will be used to repay the outstanding indebtedness to Laurus Master Fund, Ltd. in the aggregate amount of approximately $8.0 million, and the remainder of the proceeds will be used for necessary working capital. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business. During the last several years, we have experienced substantial operating losses. Our liquidity has been negatively impacted by our inability to collect the outstanding receivables and claims as a result of the bankruptcy of one customer, JRA 222, Inc., d/b/a Credit Card Center, the inability to collect outstanding receivables from other significant customers, and under-absorbed fixed costs associated with our production facilities and reduced sales of our products resulting from general difficulties in the ATM market. In order to meet our liquidity needs during the past four years, it was necessary for us to enter into our debt facility with Laurus Master Fund, Ltd.

•	The ATM Business asset sale will result in us exiting the ATM industry and no longer being subject to the volatile and competitive nature of the ATM industry. During the last several years, we have experienced substantial operating losses. The ATM Business accounted for approximately $11.8 million of our consolidated revenues for the nine months ended June 30, 2005. Our total consolidated revenues were approximately $28.4 million for the nine months ended June 30, 2005; however, the ATM Business accounted for only approximately $3.3 million of gross profit compared with approximately $7.6 million gross profit generated from the cash security business for the nine months ended June 30, 2005. The ATM Business reported a net loss of approximately $(1.0) million for the nine months ended June 30, 2005 compared with approximately $4.4 million net income reported by the cash security business for the nine months ended June 30, 2005.

•	Principal Risks and Disadvantages of the Transaction (see page ___). Our board of directors considered various risks and special considerations when evaluating the sale of the ATM Business which include, among others, that:
—	the ATM Business comprises a very significant portion of our business and contributed approximately 55% of our consolidated sales for the fiscal year ended September 30, 2004;

—	we may be subject to contingent liabilities pursuant to the asset purchase agreement;

—	the net asset value adjustment under the asset purchase agreement could result in us receiving less net proceeds from the sale of the ATM Business than we anticipate; and

—	following the asset sale, our only remaining business will be the manufacture and sale of electronic cash security systems, which business we are presently committed to selling, and, following such sale, we will have no remaining operations.
•	Opinions of the Financial Advisor to the Board of Directors of Tidel (see page ___). Our board of directors engaged Stifel, Nicolaus & Company, Inc., or Stifel, to act as financial advisor in connection with the potential sale of our ATM Business. On October 27, 2005, Stifel rendered its opinion, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the net consideration to be received in the transaction by Tidel, consisting of the $10.2 million purchase price, subject to the net asset value adjustment, and transaction costs, is fair, from a financial point of view, to Tidel. The full text of the Stifel opinion which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Exhibit B. The opinion is addressed to the board and does not constitute a recommendation to any stockholders as to how to vote with respect to matters relating to the sale of our ATM Business.

•	Proceeds of the Sale of the ATM Business (see page ___). We intend to use the proceeds of the sale of our ATM Business to repay the outstanding indebtedness to Laurus Master Fund, Ltd, and for necessary working capital. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business.

•	Stockholder Approval of the Sale of the ATM Business; Vote Required (see page ___). We are organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, the sale by us of “all or substantially all” of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. The Delaware statute does not define the phrase “all or substantially all” and since we are retaining on-going businesses after the asset sale, the meaning of the phrase is not entirely clear in this context. As a result, we are seeking approval of our stockholders to the sale of our ATM Business rather than risk a challenge to the sale.

•	No Changes to the Rights of Security Holders; No Appraisal Rights (see page ___). Our stockholders will not experience any change in their rights as stockholders as a result of the sale of our ATM Business. Neither Delaware law, our certificate of incorporation nor our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

•	Accounting Treatment (see page ___). The proposed sale of the ATM Business is expected to be accounted for as a sale of net assets. The results of operations will be treated as discontinued operations.

•	United States Federal Income Tax Consequences (see page ___). We do not expect that the sale of our ATM Business will result in any federal income tax consequences to our stockholders. However, Tidel will be subject to federal income taxes as a result of the consummation of the asset sale as discussed in “Proposal I—The Sale of the ATM Business—Special Factors—United States Federal Income Tax Consequences.”
Each of our directors intends to vote at the special meeting in favor of all of the matters that you are being asked to approve.
Terms of the Asset Purchase Agreement (see page __)
•	Assets to be Sold (see page ___). We are selling substantially all of the assets that relate to our ATM Business other than those assets that are specifically excluded in the asset purchase agreement. The sale does not include assets used in our cash security business.

•	Liabilities to be Assumed (see page ___). NCR Texas is assuming all accrued debts, accrued property taxes, liabilities, obligations and commissions of the Sellers related to the ATM Business, including without limitation:
—	all liabilities and obligations specifically related to contracts that arise after the closing due to events that occur after closing the sale to NCR Texas;

—	warranty obligations associated with the ATM Business; and

—	obligations with respect to continuing employees of the ATM Business that have been accepted by NCR Texas.
•	Liabilities to be Retained (see page ___). We will retain all of the liabilities of the ATM Business which are due to events that occur prior to closing the sale to NCR Texas.

•	Purchase price (see page ___). In exchange for the assets that we are selling, we will receive approximately $10.2 million in cash, of which $0.5 million will be held back subject to a net asset value adjustment. Pursuant to the net asset value adjustment, if the net asset value of the ATM Business as of the closing date is less than $6.5 million, the purchase price will be adjusted downward post closing if it is less than 95% of this contracted amount.

•	Representations and Warranties (see page ___). We have made a number of representations and warranties to NCR Texas in the asset purchase agreement, including, among other things, representations relating to the accuracy of our financial statements and books and records, title to assets, enforceability of contracts, rights to intellectual property, absence of litigation, accounts receivable, tax matters, absence of undisclosed liabilities, and employee benefits.

•	Closing Conditions (see page ___). The asset purchase agreement contains conditions to closing customary for agreements of this type, including: (a) the accuracy of our representations and warranties, (b) the approval by the holders of a majority of the outstanding shares of our common stock, (c) the obtaining of all necessary third party consents required by assigned contracts, and (d) the satisfaction of all agreements and covenants required to be performed by us prior to closing.

•	Termination (see page ___). The asset purchase agreement may be terminated prior to closing as follows:
—	by either party if the closing has not occurred by December 31, 2005, provided that the terminating party is not in material breach of the asset purchase agreement;

—	by either party if the other party has materially breached any of its representations, warranties, covenants or agreements under the asset purchase agreement;

—	by either party, if the other party’s conditions to closing are not met;

—	by NCR Texas if certain employees have not entered into employment agreements with NCR Texas (this condition has been satisfied);

—	by NCR Texas if we have not obtained the consent of our landlord to transfer the lease for our operating premises by March 22, 2005 and NCR Texas has given us notice to terminate by April 1, 2005 (this condition has been satisfied); or

—	by mutual consent of the parties.
•	No Negotiation; Transaction Break Fee (see page ___). Until the closing of the sale of the ATM Business, we have agreed not to communicate with other potential buyers of the ATM Business, other than to say that we are contractually obligated not to respond. We are obligated to forward any communications from other prospective purchasers to NCR Texas. In the event that we breach these provisions and within 12 months of such a breach enter into a definitive acquisition agreement with a third party, we must pay a $2.0 million fee to NCR Texas.

Prior to closing the sale of the ATM Business, we may consider an unsolicited competing third party offer to purchase the ATM Business that a majority of Tidel’s board of directors deems in good faith to be superior to the sale to NCR Texas, determined from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror). We must inform NCR Texas of the terms of any such superior offer and afford NCR Texas an opportunity to consummate a sale to it on substantially equivalent financial terms. In the event that our board determines in good faith that such competing third party offer remains superior to the sale to NCR Texas and determines to withdraw from the asset purchase agreement with NCR Texas and to enter into a definitive agreement to effect the competing third party transaction, then we must pay a $2.0 million fee to NCR Texas.

•	Noncompetition and Nonsolicitation (see page ___). The asset purchase agreement provides that for a period of five years after the closing, we will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines. In addition, we have agreed not to solicit or hire any employees of NCR Texas, and NCR Texas has agreed not to solicit or hire any employees of Tidel, for a period of two years after the closing of the sale of the ATM Business.

•	Indemnification by Tidel (see page ___). We have agreed to indemnify NCR Texas for any losses and expenses resulting from any inaccuracy or breach of our representations and warranties in the asset purchase agreement, or resulting from a material failure to perform any covenant in the asset purchase agreement or resulting from our operation of the ATM Business prior to closing.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q: What is the proposal relating to the sale of the ATM Business that I will be voting on at the special meeting?
A: You will be asked to consider and vote upon a proposal to approve the sale by us of substantially all of the assets relating to our ATM Business pursuant to the asset purchase agreement, dated as of February 19, 2005, by and among NCR Texas, LLC, Tidel, and Engineering. The asset purchase agreement is attached to this proxy statement as Exhibit A.
Q: Who is soliciting my proxy?
A: Our board of directors.
Q: How does the board recommend that I vote on the matters proposed?
A: Your board unanimously recommends that stockholders vote “FOR” each of the proposals submitted at the special meeting.
Q: Will any of the proceeds from the sale of the ATM Business be distributed to me as a stockholder?
A: No. We intend to use the proceeds to repay outstanding indebtedness and to provide necessary working capital.
Q: Can I still sell my shares?
A: Yes. None of the asset purchase agreement, the sale of our ATM Business or any of the other matters discussed in this proxy statement will affect your right to sell or otherwise transfer your shares of our common stock.
Q: Who is entitled to vote at the special meeting?
A: Only holders of record of our common stock as of the close of business on October 31, 2005 will be entitled to notice of and to vote at the special meeting.
Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A: No. Your broker will not be permitted to exercise voting discretion with respect to the proposal to be acted upon. Thus, you must give your broker or nominee specific instructions for him to vote your shares. If you do not give your broker or nominee specific instructions, your shares will not be voted, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. Just send in a written revocation or a later dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.
Q: What do I need to do now?
A: Please vote your shares as soon as possible so that your shares may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Alternatively, you may vote by telephone or via the Internet in accordance with the instructions on your proxy card.
Q: What are the United States federal income tax consequences of the sale of the ATM Business?
A: We do not expect that the sale of our ATM Business will result in any federal income tax consequences to our stockholders. However, Tidel will be subject to federal income taxes as a result of the consummation of the asset sale as discussed in this proxy statement on page ___.

Q: Who should I call if I have any questions?
A: If you have questions about any of the proposals on which you are voting, you may call Leonard Carr, Tidel’s Secretary, Vice President and Director of Investor Relations, at 1-800-753-3440.

GENERAL INFORMATION
     Place and Time. The meeting will be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on                     , 2005 at 10:00 a.m., local time.
     Record date and Voting. Our board of directors fixed the close of business on October 31, 2005, as the record date for the determination of holders of our outstanding shares entitled to notice of and to vote on all matters presented at the special meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the special meeting. As of the record date, there were [___] shares of our common stock, $0.01 par value per share, issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. You may vote in person or by proxy.
     Purposes of the special meeting. The purpose of the special meeting is to vote upon (i) approval of the sale of substantially all of our ATM Business assets to NCR Texas LLC; and (ii) such other business as may properly be brought before the special meeting and any adjournment or postponement thereof.
     Quorum. The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the special meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such matter.
     Abstentions and Broker Non-Votes. Broker “non-votes” and the shares of common stock as to which a stockholder abstains are included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, they do not have the effect of votes in opposition in such tabulations.
     Voting of Proxies. Our board of directors is asking for your proxy. Giving the board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR the asset sale and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the special meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of Tidel a written instrument that revokes the proxy or a validly executed proxy with a later date, or by attending the special meeting and voting in person. As of October 31, 2005, there were [___] shares of Tidel’s common stock issued and outstanding. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxyholders with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the special meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the special meeting which are not referred to in the accompanying Notice of Special Meeting.

     Attendance at the Special Meeting. Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and identification with a photo at the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock of Tidel as of the record date as acceptable proof of ownership.
     Costs of Solicitation. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock. In addition to solicitation by mail, solicitation may be made by certain of our directors, officers and employees, or firms specializing in solicitation; and may be made in person or by telephone or telegraph. No additional compensation will be paid to any of our directors, officers or employees for such solicitation. We have retained Mackenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, as proxy solicitor, for a fee of $7,500 plus out-of-pocket expenses.

PROPOSAL I – THE SALE OF THE ATM BUSINESS
     This section of the proxy statement describes certain aspects of the sale of substantially all of the assets related to the automated teller machine business. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Exhibit A. Unless otherwise defined in this section, all capitalized terms used in this section have the meanings ascribed to them in the section titled “Summary Term Sheet.”
The Parties
Tidel Technologies, Inc. and Tidel Engineering, L.P.
     Tidel Technologies, Inc. is a Delaware corporation which, through its wholly owned subsidiary Tidel Engineering, L.P., develops, manufactures, sells and supports ATM products and electronic cash security products consisting of Timed Access Cash Controller, or TACC, products and Sentinel products. We refer to our TACC products and our Sentinel products collectively as cash security products. Sales of ATM and cash security products are generally made on a wholesale basis to more than 200 distributors and manufacturers’ representatives. We often sell Sentinel products directly to end-users as well as to distributors.
     Our ATM products are low-cost, cash-dispensing automated teller machines that are primarily designed for the off-premise, or non-bank, markets. We offer a wide variety of options and enhancements to the ATM products, including custom configurations that dispense cash-value products, such as coupons, tickets and stored-value cards, accept currency, and perform other functions, such as check-cashing.
     Our TACC products are essentially stand-alone safes that dispense cash to an operator in preset amounts. As a deterrent to robbers, $50 or less in cash is kept in a register at any given time. When a customer requires change in denominations of $5, $10 and $20 bills, the clerk presses a button on the TACC for the appropriate denomination and the cash is dispensed in a plastic tube. The time and frequency it takes to dispense the cash is pre-determined and adjustable so that in high-risk times of operations, transaction times can be slowed to act as a deterrent against robberies. When excess cash is collected, the clerk simply places individual bills back into the plastic tubes and loads them into the TACC for safe storage. Other available features include envelope drop boxes for excess cash, dollar scanners, state lottery interfaces, touch pads requiring user PINs for increased transaction accuracy and an audit trail and reporting capabilities. Our Sentinel products were introduced in 2002. Our Sentinel products have all the functionality of the TACC, but each has been designed to also reduce the risk of internal theft and increase in-store management efficiencies through its state-of-the-art integration with a store’s point-of-sale, or POS, and accounting systems. Our engineering, sales and service departments work closely with distributors and their customers to continually analyze and fulfill their needs, enhance existing products and develop new products.
     As used herein, “Tidel,” “we,” “our,” and “us” refers to Tidel Technologies, Inc. and its consolidated subsidiaries unless the context requires otherwise. Tidel Engineering, L.P., or Engineering, is Tidel’s wholly-owned operating subsidiary and, together with Tidel, is a seller under the asset purchase agreement with NCR Texas LLC. Tidel and Engineering are referred to in this proxy statement as the Sellers.

     Tidel has its principal executive offices at 2900 Wilcrest Drive, Suite 205, Houston, Texas 77042. The telephone number of Tidel’s principal executive office is (713) 783-8200.
     Engineering has its principal executive offices at 2310 McDaniel Drive, Carrollton, Texas 75006. The telephone number of Engineering’s principal executive office is (972) 484-3358.
NCR Texas LLC
     NCR Texas LLC is a wholly-owned subsidiary of NCR Corporation, a Maryland corporation listed on the New York Stock Exchange that is principally involved in providing technology and services that help businesses interact, connect and relate with their customers.
     NCR Corporation has its principal executive offices at 1700 S. Patterson Blvd, WHQ-1, Dayton, Ohio 45479-0001. The telephone number of its principal executive offices is (937)-445-5905.
Special Factors
Background and History of, and Reasons for, the Proposed Sale
     In March 2004, a Vice President of New Business Development of NCR Corporation contacted James T. Rash, former chairman and chief executive officer, of Tidel and discussed a possible transaction whereby NCR would purchase some or all of Tidel.
     Informal discussions continued between the NCR representative and Mr. Rash for approximately six months. In furtherance of those discussions, on May 20, 2004, NCR Corporation entered into a confidentiality agreement with Tidel and began conducting preliminary due diligence in order to explore whether such a transaction could be agreed upon. Upon completion of its preliminary due diligence, NCR Corporation indicated an interest in purchasing Tidel’s ATM Business assets. On October 1, 2004, NCR and Tidel signed a non-binding letter of intent whereby NCR Texas would purchase Tidel’s ATM Business assets for a purchase price of approximately $10 million, subject to the satisfactory completion of due diligence. On October 5, 2005, NCR Corporation sent a due diligence request list to Tidel and conducted extensive due diligence for approximately 45 days.
     Upon conclusion of NCR Corporation’s due diligence in November 2004, counsel for NCR Corporation delivered an initial draft of an asset purchase agreement pursuant to which NCR Texas would acquire substantially all of Tidel’s ATM Business assets for a purchase price of approximately $10.2 million, such price being subject to adjustment as provided therein. The draft asset purchase agreement underwent a series a drafts and revisions while we negotiated satisfactory terms and conditions.
     The board of directors of Tidel met several times in January and February 2005 to discuss the proposed terms of the transaction with NCR Texas, negotiations continued, and the board of directors approved the terms of the final draft version of the asset purchase agreement on February 17, 2005. The asset purchase agreement was signed on February 19, 2005.
Reasons for the Sale of the ATM Business
     Tidel is proposing to sell its automated teller machine, or ATM, business to NCR Texas because Tidel believes that the sale and the terms of the related asset purchase agreement are in the best interests of Tidel and its stockholders. Our board of directors has determined that the sale of our ATM Business is critical to Tidel’s future operations. The proceeds from this transaction will be used to repay the outstanding indebtedness to Laurus Master Fund, Ltd. in the aggregate amount of approximately $8.0 million, and the remainder of the proceeds will be used for necessary working capital. In connection with a restructuring of certain Laurus indebtedness in November 2004, we entered into an agreement with Laurus providing that all proceeds of the sale of the ATM Business to NCR would first be used to repay the Laurus indebtedness, with any remainder to be used for necessary working capital. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business. If the asset sale is not consummated, we will continue to operate the ATM Business and expect to continue to experience cash demands that exceed our cash flow, including, beginning December 1, 2005, increased principal repayments on outstanding indebtedness. We require substantial working capital to fund our business and meet this debt service and other obligations. The sale of our ATM Business is of critical importance to provide us with necessary working capital.
     Our liquidity has been negatively impacted by our inability to collect the outstanding receivables and claims as a result of the bankruptcy of one customer, JRA 222, Inc., d/b/a Credit Card Center, the inability to collect outstanding receivables from other significant customers, and under-absorbed fixed costs associated with our production facilities and reduced sales of our products resulting from general difficulties in the ATM market. In order to meet our liquidity needs during the past four years, it was necessary for us to obtain financing from Laurus.
     Failure to consummate the sale of the ATM Business will have a material adverse effect on our business, results of operations and financial condition. Further, Tidel will continue to be exposed to the highly competitive market risks relating to the ATM Business, which include, but are not limited to:
—	the growth and capital resources of competitors allows many of our competitors to offer more extensive advertising and promotional programs than we do;

—	technological developments demand high expenditures for product innovation and development; and

—	our inability to generate sufficient cash flow to support future interest and, beginning December 1, 2005, increased principal repayments on outstanding indebtedness places us at a competitive disadvantage to our competitors that have less debt.
     In addition to the above, our ATM Business has experienced significant inventory write-downs and declines in gross margins, which have resulted in overall returns for the ATM Business to decline.
     During the last several years, we have experienced substantial operating losses. The ATM Business reported a net loss of approximately $(1.0) million for the nine months ended June 30, 2005 compared with approximately $4.4 million net income reported by the cash security business for the nine months ended June 30, 2005.
     The ATM Business asset sale will result in us exiting the ATM industry and no longer being subject to the volatile and competitive nature of the ATM industry. The ATM Business accounted for approximately $11.8 million of our consolidated revenues for the nine months ended June 30, 2005. Our total revenues were approximately $28.4 million for the nine months ended June 30, 2005; however, the ATM Business accounted for only approximately $3.3 million of gross profit compared with approximately $7.6 million gross profit generated from the cash security business for the nine months ended June 30, 2005.
     In arriving at its determination that the asset sale is in the best interest of Tidel and its stockholders, the Tidel board of directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the asset sale on Tidel. As part of this process, the Tidel board of directors considered the advice and assistance of its outside financial advisors. In determining to authorize the asset sale, the Tidel board of directors considered the factors set forth above as well as the following factors:
—	the opinion dated October 27, 2005 that Tidel received from Stifel, Tidel’s financial advisor, that the purchase price, consisting of approximately $10.2 million, subject to the net asset value adjustment under the asset purchase agreement, to be received by Tidel pursuant to the asset purchase agreement is fair to Tidel from a financial point of view;

—	the absence of other offers that are superior to NCR Texas’s offer in light of all the terms and conditions presented by NCR Texas;

—	the amount of cash included in NCR Texas’s offer;

—	beginning December 1, 2005, monthly principal repayments on our outstanding indebtedness will increase from $75,000 to $225,000;

—	the resulting loss of sales and gross profit from the ATM Business;

—	the risk of management and employee disruption associated with the asset sale;

—	the significant costs involved in consummating the asset sale, including legal, accounting and other acquisition costs;

—	the resulting risk after the asset sale from Tidel having a less diversified business;

—	the risk that Tidel will not be able to satisfy some or all of the conditions to NCR Texas’ obligation to consummate the asset sale, including the condition that we must obtain third party consents for any assigned contracts;

—	the risk that Tidel could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the asset purchase agreement; and

—	the risk that the purchase price for the ATM Business assets will be adjusted downward if there is a sufficient change in the net asset value of the ATM Business.
     In view of the variety of factors considered in connection with its evaluation of the asset sale, the Tidel board of directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weights to the specific factors considered in reaching its conclusions.
Recommendation of the Board of Directors
     The Tidel board of directors has determined that the sale of the ATM Business is in the best interests of Tidel and its stockholders. The Tidel board of directors has unanimously approved the asset purchase agreement and unanimously recommends that stockholders vote in favor of the proposal to approve the sale of the ATM Business to NCR Texas pursuant to the terms of the asset purchase agreement and the transactions contemplated by the asset purchase agreement.
Opinions of the Financial Advisor to the Board of Directors of Tidel
Overview
     Tidel’s board of directors engaged Stifel, Nicolaus & Company, Inc., or Stifel, to act as financial advisor in connection with the potential sale of Tidel or any of Tidel’s material assets. On October 27, 2005, Stifel rendered its written opinion, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the purchase price, consisting of approximately $10.2 million subject to the net asset value adjustment, to be received in the transaction by Tidel, is fair, from a financial point of view, to Tidel.
     The full text of the Stifel opinion, which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Exhibit B and is incorporated herein by reference. The description of the Stifel opinion set forth herein is qualified in its entirety by reference to the full text of the Stifel opinion. Tidel urges its stockholders to read the Stifel opinion in its entirety.
     The Stifel opinion was provided for the use and benefit of the Tidel board of directors in its consideration of the transaction and the opinion addresses only the fairness to Tidel, from a financial point of view, of the purchase price, consisting of approximately $10.2 million subject to the net asset value adjustment, to be received in the transaction by Tidel and transaction costs, and the opinion does not address the relative merits of the transaction contemplated by the asset purchase agreement as compared to any alternative transactions that might be available to Tidel, nor does it address the underlying business decision by Tidel to engage in the transaction or the terms of the asset purchase agreement or the documents referred to therein. The Stifel opinion does not constitute a recommendation as to how any holder of shares of common stock should vote on any matter relevant to the transaction. In addition, Stifel did not opine as to the market value or the prices at which any Tidel securities may trade at any time in the future.
     In conducting its analysis and arriving at its opinion, Stifel, among other things: (i) reviewed the asset purchase agreement; (ii) reviewed certain financial and other information about the ATM Business that was publicly available, (iii) reviewed information pertaining to the ATM Business furnished to Stifel by Tidel’s management, (iv) reviewed the ATM Business’s 2005 through 2010 annual projections, (v) reviewed other due diligence data provided to NCR and Stifel by Tidel regarding Tidel’s technology agreements with vendors, (vi) reviewed orders of the bankruptcy court issued in connection with the bankruptcy of Tidel’s client, JRA 222, Inc, d/b/a Credit Card Center and other documents from the bankruptcy court, Tidel’s building lease, and other company related information, (vii) met with and held discussions with various members of senior management of Tidel, (viii) reviewed the background of the asset sale, (ix) reviewed the valuations of publicly traded companies that Stifel deemed comparable to the ATM Business, (x) prepared a discounted cash flow analysis of the ATM Business, (xi) prepared an EBITDA (earnings before interest, taxes, depreciation and amortization) multiple analysis of the ATM Business, (xii) prepared a book value of assets multiple analysis of the ATM Business, (xiii) prepared an equity multiple analysis of the ATM Business, and (xiv) prepared a tangible equity multiple analysis of the ATM Business. In addition, Stifel performed such additional review as Stifel considered appropriate in rendering its opinion.
     In rendering its opinion, Stifel assumed and relied upon the accuracy and completeness of all of the information concerning the ATM Business considered in connection with its review of the asset sale, and Stifel did not assume any responsibility for independent verification of such information. Stifel did not prepare any independent valuation or appraisal of any of the assets or liabilities of the ATM Business, nor was Stifel furnished with any such appraisals. With respect to the limited financial forecast and projection made available to Stifel and used in its analysis, Stifel assumed that it reflects the best currently available estimate and judgment of the expected future financial performance of the ATM Business. Stifel assumed that the ATM Business is not a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the asset sale to NCR Texas and those activities undertaken in the ordinary course of conducting its business. Stifel’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the asset sale and any change in such conditions would require a re-evaluation of the Stifel opinion. Stifel assumed the asset sale will be consummated substantially on the terms discussed in the asset purchase agreement, that all material conditions therein will be satisfied, and that there will be no waiver of any material term or condition by any party thereto.
     Accordingly, the Stifel analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Stifel made no undertaking to advise any person of any change in any fact or matter affecting the opinion of which Stifel becomes aware after the date of the written opinion.
     In its review, Stifel did not obtain any independent evaluation or appraisal of the assets or liabilities of Tidel, nor did Stifel conduct a comprehensive physical inspection of any of the assets of Tidel, nor was Stifel furnished with any such evaluations or appraisals for Tidel or reports of such physical inspections for Tidel, nor did Stifel assume any responsibility to obtain any such evaluations, appraisals or inspections for Tidel. The Stifel opinion is based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of the written opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion.
     The Stifel opinion was one of many factors considered by Tidel’s board of directors in deciding to approve the asset purchase agreement and Tidel’s board of directors recommends that Tidel stockholders vote for the asset sale.

Stifel and Tidel
     Tidel’s board of directors engaged Stifel based on Stifel’s experience as a financial advisor in connection with mergers and acquisitions and in business and securities valuations generally. Stifel and its affiliates may own securities of Tidel, NCR and/or their subsidiaries and affiliates and may maintain a market in the securities of Tidel, NCR and/or their subsidiaries and affiliates and may publish research reports regarding such securities. In the ordinary course of its business, Stifel and its affiliates may trade or hold such securities for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.
     Pursuant to the terms of the engagement letter between Stifel and Tidel, Stifel received a fee of $150,000 and reimbursement for anticipated expenses of approximately $30,000 upon the delivery of its oral and written fairness opinion dated October 27, 2005.
     Whether or not the transaction is consummated, Tidel has also agreed to reimburse Stifel for certain reasonable and ordinary out-of-pocket expenses, including legal fees, and to indemnify Stifel and certain related entities against certain liabilities, including liabilities arising out of or in connection with the services rendered and to be rendered by Stifel under its engagement with Tidel. The terms of the fee arrangement with Stifel, which Tidel and Stifel believe are customary in transactions of this nature, were negotiated at arms’ length between Tidel’s board of directors and Stifel.
Proceeds of the Sale of the ATM Business
     The proceeds from this transaction will be used to repay the outstanding indebtedness to Laurus Master Fund, Ltd. in the aggregate amount of approximately $8.0 million, and the remainder of the proceeds will be used to fund necessary working capital. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business.
Stockholder Approval of the Sale of the ATM Business; Vote Required
     Tidel is organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, the sale by Tidel of “all or substantially all” of its assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of its common stock on the record date. The Delaware statute does not define the phrase “all or substantially all.” As a result, Tidel is seeking approval of its stockholders rather than risk a challenge to the asset sale. The asset purchase agreement provides that if the asset purchase agreement fails to receive the requisite vote for approval at Tidel’s stockholder meeting, either party may terminate the asset purchase agreement. The asset purchase agreement also provides that obtaining such approval is a condition to each of Tidel and NCR Texas being obligated to consummate the asset sale.
No Changes to the Rights of Security Holders; No Appraisal Rights
     Tidel’s stockholders will not experience any change in their rights as stockholders as a result of the sale of the ATM Business. Neither Delaware law, Tidel’s certificate of incorporation nor Tidel’s bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this transaction. Accordingly, Tidel’s stockholders will have no right to dissent and obtain payment for their shares.

Government Approvals and Regulatory Matters
     Neither Tidel nor NCR Texas is aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the acquisition, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Delaware General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.
Accounting Treatment of the Proposed Sale
     In accordance with the liquidation basis of accounting, our asset values have been adjusted to reflect the proposed sale to NCR Texas. For financial reporting purposes, the consummation of the asset sale would have produced a gain of approximately $3.3 million if the transaction had closed on June 30, 2005 in accordance with the terms of the asset purchase agreement.
United States Federal Income Tax Consequences
     The proposed asset sale will be a transaction taxable to Tidel for United States consolidated federal income tax purposes. Tidel will recognize taxable income equal to the amount realized on the sale in excess of Tidel’s tax basis in the assets sold. The amount realized on the sale will consist of the cash received in exchange for the assets sold, plus the amount of liabilities assumed by NCR Texas.
     Although the asset sale will result in a taxable gain to Tidel, we expect the majority of the taxable gain will be offset to the extent of net operating losses. The taxable gain will differ from the gain to be reported in the Tidel financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.
     While Tidel believes that it will be able to apply the tax net operating loss carry forwards without limitation against the taxable gain from the sale of the assets, the availability and amount of net operating loss carry forwards may be subject to audit and adjustment by the Internal Revenue Service. In the event the Internal Revenue Service adjusts the net operating loss carry forwards, Tidel may incur an increased tax liability on a consolidated basis on the sale of the assets.
     Tidel stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of the assets by Tidel to NCR Texas pursuant to the asset purchase agreement.
Interests of Tidel’s Executive Officers and Directors in the Asset Sale
     NCR Texas has entered into employment agreements with one of our executive officers, contingent upon the closing of the acquisition. None of our other executive officers or directors has a personal or business relationship with NCR Texas or NCR Corporation. In addition, none of our other executive officers or directors has any interest in the asset sale, other than as Tidel stockholders.
Future Plans
     The board of directors has committed to a plan to sell Tidel’s cash security business. Upon the sale of the cash security business, which is anticipated to follow the sale of the ATM Business, Tidel would have no remaining operations. There is no existing definitive agreement regarding the sale of the cash security business. Any sale of the cash security business would require separate stockholder approval.

Special Considerations Regarding the Proposal to Sell the ATM Business
Tidel will not distribute any portion of the proceeds from the sale of the ATM Business to its stockholders.
     Tidel intends to use the proceeds from the sale of the ATM Business to repay the outstanding indebtedness to Laurus Master Fund, Ltd. and to use the remaining proceeds for necessary working capital purposes. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business.
Agreements under existing financing arrangement
     Tidel has agreed with Laurus Master Fund, Ltd., or Laurus, pursuant to financing agreements, that the proceeds of the sale of the ATM Business to NCR Texas shall be applied first to obligations owing by Tidel and Engineering to Laurus, which Tidel expects to be approximately $8.0 million in the aggregate, as of November 30, 2005, and then to Tidel to the extent that Tidel receives proceeds from the ATM Business asset sale in excess of the amount owing to Laurus.
     Tidel has further agreed with Laurus that any sales of Tidel equity interests or non ATM Business assets of Tidel Technologies or its subsidiaries, including Engineering, consummated on or before November 26, 2009 shall be applied towards the repayment of any remaining outstanding indebtedness owing to Laurus, if any, then to Laurus and Tidel, with Laurus receiving a percentage of the sum of the proceeds of such sale plus certain excess proceeds from this proposed sale of the ATM Business. This percentage to be paid to Laurus shall be at least 55.5% but may be a greater percentage depending on the amount of proceeds of any sale of Tidel equity interests or non ATM Business assets of Tidel. Any amounts received by Laurus from such sales shall be credited towards the repayment of a reorganization fee of at least $2.0 million which Tidel agreed to pay Laurus in connection with Laurus’s agreement to extend financing to Tidel in November 2004. In the event that Laurus has not received the full amount of the reorganization fee on or before November 26, 2009, then Tidel must pay any remaining balance due on the reorganization fee to Laurus at such date.
The board of directors has identified a sale of the ATM Business as the most suitable method to meet its expected/scheduled liquidity needs
     In connection with a restructuring of certain Laurus indebtedness in November 2004, we entered into an agreement providing that all proceeds of the sale of the ATM Business to NCR would be used to repay the Laurus indebtedness, among other things. If stockholders reject the proposed sale of the ATM Business to NCR Texas, Tidel will be faced with a critical liquidity challenge and urgent need for additional capital. In that situation, Tidel’s board of directors would be forced to consider alternatives which it believes are likely to be substantially less favorable than the proposed sale of its ATM Business to NCR Texas. Tidel currently knows of no alternative sales or capital raising transactions or strategies that, in the opinion of our board of directors, would be likely to produce a more meaningful value for stockholders. Given Tidel’s limited inventory, personnel and cash, and the funds which would be needed to continue operations, our board of directors believes it would be difficult to continue our business or identify another appropriate potential purchaser who could acquire Tidel, and expects to continue to experience cash demands that exceed our cash flow. Tidel requires substantial working capital to fund its business and meet this debt service and other obligations. This transaction is of critical importance to provide us necessary working capital. Failure to consummate the sale of the ATM Business will have a material adverse effect on our business, results of operations and financial condition.

Tidel’s success will depend on a less diversified line of business.
     The ATM Business Tidel proposes to sell constitutes a significant portion of its assets. As such, Tidel’s asset base and revenues following the sale will change significantly from those existing prior to this transaction. After the sale of the ATM Business Tidel’s sole remaining business will be its cash security business, which the board has determined to sell although no definitive agreements have been executed. After the ATM Business asset sale, Tidel expects to generate substantially all of its sales from its cash security business until such time as the cash security business is sold. Tidel cannot assure you that it can grow the revenues of its cash security business or maintain its profitability. Following the sale of its cash security business, Tidel will have substantially no operations. It is the present intention of the board of directors to review Tidel’s financial position at that time and consider all options including, without limitation, to distribute the remaining proceeds to stockholders or to acquire a different business. There can be no assurance that the option chosen will be beneficial to stockholders. Until the sale of its cash security business, Tidel’s revenue and profitability will depend on its ability to maintain and generate additional customers and to maintain and grow its cash security business. A reduction in demand for the products and services of its cash security business would have a material adverse effect on its business. The sustainability of current levels of its cash security business and the future growth of such revenues, if any, will depend on, among other factors:
—	the overall performance of the economy;

—	competition within its key markets;

—	customer acceptance of its products and services; and

—	the demand for its other products and services.
Tidel cannot assure you that it will maintain or increase its current level of revenues or profits from its cash security business in future periods.
The asset purchase agreement will expose Tidel to contingent liabilities.
     Under the asset purchase agreement, Tidel agreed to indemnify NCR Texas for any breach or violation of the Sellers’ representations, warranties and covenants contained in the asset purchase agreement and for other matters, subject to certain limitations. Significant indemnification claims by NCR Texas could have a material adverse effect on Tidel’s financial condition.
The failure to complete the sale of the ATM Business may result in a decrease in the market value of Tidel’s common stock and may create substantial doubt as to Tidel’s ability to grow and implement its current business strategies.
     The sale of the ATM Business is subject to a number of contingencies. As a result, Tidel cannot assure you that the sale of the ATM Business will be completed. If the sale of the ATM Business is not completed for any reason, the market price of Tidel’s common stock may decline.
The amount of cash Tidel receives in this transaction will vary depending on a net asset value adjustment. In certain circumstances, this adjustment could have the effect of reducing the consideration to be received by Tidel in the asset sale.
     The purchase price is subject to a net asset value adjustment under the asset purchase agreement, which provides that if the net asset value as of the closing date is less than $6.5 million, the purchase price will be adjusted downward if it is less than 95% of this contracted amount. Therefore, we cannot predict the exact amount of the purchase price and thus the proceeds that we will receive in connection with the asset sale.
Tidel will be unable to compete in the ATM Business for five years from the date of the closing.
     The asset purchase agreement provides that for a period of five years after the closing of the sale of the ATM Business, the Sellers will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines.

The Asset Purchase Agreement
     The following summary of the terms of the asset purchase agreement is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached to this proxy statement as Exhibit A.
General
     Under the terms of the asset purchase agreement, NCR Texas has agreed to purchase substantially all of the assets, and assume all liabilities which are due to events which occur subsequent to closing, relating to the ATM Business. The Sellers will sell the assets of the ATM Business for a purchase price of approximately $10.2 million in cash, subject to a post-closing net asset value adjustment. The asset purchase agreement provides for approximately $9.7 million of the purchase price to be payable on closing, with the remaining $0.5 million subject to a holdback which is to be paid into escrow at the closing pending the calculation of the net asset value adjustment. Pursuant to the net asset value adjustment, if the net asset value as of the closing date is less than $6.5 million, the purchase price will be adjusted downward post closing if it is less than 95% of this contracted amount.
The ATM Business
     Our ATM Business consists of the development, manufacture, sale and support of ATM products. Sales of ATM and cash security products are generally made on a wholesale basis to more than 200 distributors and manufacturer’s representatives.
     The ATM products are low-cost, cash-dispensing automated teller machines that are primarily designed for the off-premises, or non-bank, markets. Our ATM Business offers a wide variety of options and enhancements to the ATM products, including custom configurations that dispense cash-value products, such as coupons, tickets, and stored-value cards, accept currency and perform other functions such as check-cashing.
Assets to be Sold
     The asset purchase agreement provides that the following assets will be sold to NCR Texas:
—	all contracts related to the ATM Business, including contracts with distributors and vendors;

—	all third party commercial software licenses related to the operations of the ATM Business;

—	all inventory related to the ATM Business;

—	the rights under the commercial leases of facilities in Carrollton, Texas and in Mississauga, Ontario;

—	all transferable licenses, certificates, consents, permits, approvals and other authorizations of any authority or body related to the operation of the ATM Business;

—	All of Sellers’ right, title and interest in and to the intellectual property of the ATM Business;

—	substantially all equipment and personal property, including machinery furniture, fixtures, supplies, warehouse and office equipment and materials, computer hardware and other tangible personal property related to the operations of the ATM Business;

—	all leases of equipment and machinery related to the ATM Business;

—	specified accounts, notes and other receivables generated in connection with the ATM Business and the rights and benefits of any related security interests;

—	all books and records of the ATM Business;

—	all service manuals and databases related to the ATM Business;

—	Sellers’ backlog on orders related to the ATM Business;

—	Sellers’ claims or causes of actions related to scheduled matters;

—	certain doubtful accounts of the ATM Business; and

—	certain assets of Tidel that are also used in Tidel’s cash security business and that are scheduled in the asset purchase agreement.
     The assets to be sold pursuant to the above listing are scheduled in the asset purchase agreement.
Liabilities to be Assumed.
     NCR Texas is assuming all accrued debts, accrued property taxes, liabilities, obligations and commissions of the Sellers related to the ATM Business, including without limitation:
—	liabilities and obligations specifically related to contracts that arise after the closing due to events that occur after the closing;

—	warranty obligations associated with the business; and

—	obligations with respect to continuing employees of the ATM Business that have been accepted by NCR Texas.
Representations and Warranties
     The Sellers have made a number of representations and warranties to NCR Texas in the asset purchase agreement, including, among other things, representations relating to, the accuracy of the Seller’s financial statements and books and records, title to assets, enforceability of contracts, rights to intellectual property, absence of litigation, accounts receivable, tax matters, absence of undisclosed liabilities, and employee benefits.
Closing Conditions
     The asset purchase agreement contains conditions to closing, customary for agreements of this type, including: (a) the accuracy of our representations and warranties, (b) the approval by the holders of a majority of the outstanding shares of our common stock, (c) the obtaining of all necessary third party consents required by assigned contracts, and (d) the satisfaction of all agreements and covenants required to be performed by the Sellers prior to closing.
Termination
     The asset purchase agreement may be terminated prior to closing as follows:
—	by either party if the closing has not occurred by December 31, 2005, provided that the terminating party is not in material breach of the asset purchase agreement;

—	by either party if the other party has materially breached any of its representations, warranties, covenants or agreements under the asset purchase agreement;

—	by either party, if the other party’s conditions to closing are not met;

—	by NCR Texas if certain employees have not entered into employment agreements with NCR Texas (this condition has been satisfied);

—	by NCR Texas if we have not obtained the consent of our landlord to transfer the lease for our operating premises by March 22, 2005 and NCR Texas has given notice to terminate to Tidel by April 1, 2005 (this condition has been satisfied); or

—	by mutual consent of the parties.
No Negotiation; Transaction Break Fee
     Until the closing the sale of the ATM Business, the Sellers have agreed not to communicate with other potential buyers of the ATM Business, other than to say that they are contractually obligated not to respond. The Sellers are obligated to forward any communications from other prospective purchasers to NCR Texas. In the event that the Sellers breach these provisions and within 12 months of such a breach enter into a definitive acquisition agreement with a third party, the Sellers must pay a $2.0 million fee to NCR Texas.
     Prior to closing the sale of the ATM Business the Sellers may consider an unsolicited competing third party offer to purchase the ATM Business that a majority of Tidel’s board of directors deems in good faith to be superior to the sale to NCR determined from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror). The Sellers must inform NCR Texas of the terms of any such superior offer and afford NCR Texas an opportunity to consummate a sale to it on substantially equivalent financial terms. In the event that Tidel determines in good faith that such competing third party offer remains superior to the sale to NCR Texas and determines to withdraw from the asset purchase agreement with NCR Texas and to enter into a definitive agreement to effect the competing third party transaction, then Tidel must pay a $2.0 million fee to NCR Texas.
Noncompetition and Nonsolicitation
     The asset purchase agreement provides that for a period of five years after the closing, the Sellers will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines. In addition, the Sellers have agreed not to solicit or hire any employees of NCR Texas, and NCR Texas has agreed not to solicit or hire any employees of Tidel, for a period of two years after the closing of the sale of the ATM Business.
Indemnification by Tidel
     The Sellers have agreed to indemnify NCR Texas for any losses and expenses resulting from any inaccuracy or breach of our representations and warranties in the asset purchase agreement, or resulting from a material failure to perform any covenant in the asset purchase agreement or resulting from Sellers’ operation of the ATM Business prior to closing.
     NCR Texas cannot seek indemnification until the total amount of claims exceeds $10,000 in the case of an individual claim or $50,000, in the aggregate, in the case of more than one current or prior claim.
     The Board of Directors unanimously recommends that you vote “FOR” the approval of the asset purchase agreement and the transactions contemplated thereby.

Cautionary Statement Concerning Forward-Looking Information
     Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Tidel and its subsidiaries and the effect of the asset sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption “Proposal I—Special Considerations Regarding the Proposal to Sell the ATM Business.” Neither Tidel nor any of its subsidiaries undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Selected Historical Consolidated Financial Data
     The following table sets forth selected historical consolidated financial data for Tidel Technologies, Inc. as of the dates and for the periods indicated. The consolidated balance sheet data and the consolidated operations data for fiscal years 2000 through 2004 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods.

SELECTED STATEMENT OF	Years Ended September 30,
OPERATIONS DATA:	2004	2003	2002	2001	2000
Operating revenues	$22,514	$17,794	$19,442	$36,086	$72,931
Operating income (loss)	(5,250)	(6,637)	(11,552)	(24,764)	15,440
Net income (loss)	11,318	(9,237)	(14,078)	(25,942)	9,169
Net income (loss) per share:
Basic	.65	(0.53)	(0.81)	(1.49)	0.55
Diluted	.37	(0.53)	(0.81)	(1.49)	0.50
     The consolidated balance sheet data as of June 30, 2005 and the consolidated operations data for the nine months ended June 30, 2005 have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended June 30, 2005
Continued Operations
     Due to the requirement to classify our only two product lines as discontinued operations, the results of continuing operations consist primarily of the corporate overhead and debt-related costs.

An analysis of continuing operations is provided in the following tables:
CONTINUED OPERATIONS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30,	September 30,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$3,332,201	$258,120
Trade account receivable	250,000	250,000
Other receivables	14,171	1,003,723
Prepaid expenses and other	18,112	42,153

Total current assets	3,614,484	1,553,996
Property, plant and equipment, at cost	55,641	44,075
Accumulated depreciation	(41,463)	(37,871)

Net property, plant and equipment	14,178	6,204
Other assets	685,211	643,305

Total assets	$4,313,873	$2,203,505

LIABILITIES
Current Liabilities:
Current maturities of long-term debt, net of discount of $0 and $725,259, respectively	$2,550,000	$174,741
Accounts payable	287,081	331,576
Accrued expenses	2,493,026	2,684,742

Total current liabilities	5,330,107	3,191,059
Long-term debt, net of current maturities and debt discount of $4,672,836 and $5,767,988, respectively	1,170,152	—

Total liabilities	$6,500,259	$3,191,059

CONTINUED OPERATIONS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenues	$—	$—	$—	$—
Selling, general and administrative	652,007	325,269	1,334,541	966,263
Depreciation and amortization	1,421	1,274	3,592	5,012

Operating loss	(653,428)	(326,543)	(1,338,133)	(971,275)
Gain on extinguishment of debt	—	—	—	18,823,000
Gain on sale of securities	—	119,520	—	1,918,012
Interest expense	(1,160,459)	(642,450)	(5,399,974)	(2,444,856)

Continuing income (loss) before taxes	(1,813,887)	(849,473)	(6,738,107)	17,324,881
Income tax benefit	—	(81,229)	—	(81,229)

Loss from continuing operations	$(1,813,887)	$(768,244)	$(6,738,107)	$17,406,110

An analysis of the discontinued operations of the ATM Business is as follows:
DISCONTINUED OPERATIONS — ATM BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30,	September 30,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable, net of allowance of $1,832,877 and $1,069,825, respectively	1,932,363	1,983,931
Inventories	4,876,652	3,432,828
Prepaid expenses and other	243,387	157,490

Total current assets	7,052,402	5,574,249
Property, plant and equipment, at cost	4,287,221	4,286,617
Accumulated depreciation	(4,175,868)	(3,977,412)

Net property, plant and equipment	111,353	309,205
Other assets	27,297	27,297

Total assets	$7,191,052	$5,910,751

LIABILITIES
Current Liabilities:
Accounts payable	$1,056,774	$1,686,732
Other accrued expenses	1,106,997	836,289

Total liabilities	$2,163,771	$2,523,021

DISCONTINUED OPERATIONS — ATM BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$4,734,044	$3,123,145	$11,833,366	$11,401,478
Cost of sales	3,650,721	2,310,712	8,550,479	8,370,251

Gross profit	1,083,323	812,433	3,282,887	3,031,227
Selling, general and administrative	1,367,879	1,135,244	4,151,213	3,191,014
Depreciation and amortization	48,355	90,195	194,281	361,803

Operating loss	(332,911)	(413,006)	(1,062,607)	(521,590)
Non-operating (income) expense	—	2,298	—	40,216

Net loss	$(332,911)	$(415,304)	$(1,062,607)	$(561,806)

An analysis of the discontinued operations of the cash security business is as follows:
DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30,	September 30,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable, net of allowance of $32,614 and $6,230, respectively	600,377	1,076,362
Inventories	2,073,121	1,350,631
Prepaid expenses and other	279,513	93,087

Total current assets	2,953,011	2,520,080
Property, plant and equipment, at cost	1,134,745	1,091,197
Accumulated depreciation	(1,011,854)	(972,920)

Net property, plant and equipment	122,891	118,277
Other assets	25,631	25,631

Total assets	$3,101,533	$2,663,988

LIABILITIES
Current Liabilities:
Current maturities	$3,672	$8,951
Accounts payable	1,056,775	1,380,054
Other accrued expenses	2,697,387	1,058,001

Total current liabilities	3,757,834	2,447,006
Long-term debt, net of current maturities	28,709	28,709

Total liabilities	$3,786,543	$2,475,715

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$5,310,146	$1,495,737	$16,568,457	$6,174,821
Cost of sales	2,993,849	1,147,326	8,984,878	4,178,427

Gross profit	2,316,297	348,411	7,583,579	1,996,394
Selling, general and administrative	1,274,518	858,822	3,159,673	2,743,977
Depreciation and amortization	7,560	33,360	22,308	14,748

Operating income (loss)	1,034,219	(543,771)	4,401,598	(762,331)
Non-operating expense	570	—	1,227	—

Net income (loss)	$1,033,649	$(543,771)	$4,400,371	$(762,331)

Unaudited Pro Forma Financial Statements
     The following unaudited pro forma financial statements give effect to the sale of substantially all of the assets relating to our ATM Business. The unaudited pro forma consolidated balance sheet and statements of earnings filed with this proxy statement are presented for illustrative purposes only. The pro forma balance sheet as of June 30, 2005 has been prepared to reflect the sale of substantially all of the assets of our ATM Business to NCR Texas as if such sale had taken place on June 30, 2005, and is not necessarily indicative of the financial position of Tidel had such sale occurred on that date. The unaudited pro forma statements of earnings (operations) for the nine months ended June 30, 2005 have been prepared assuming that the transaction occurred as of the beginning of this period, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold the select assets of our ATM Business as of that date. The pro forma financial statements should be read in conjunction with the unaudited financial statements filed in our Form 10-Q for the quarter ended June 30, 2005.
     Costs and expenses attributed to the ATM Business include direct costs primarily associated with that business as well as interest and certain shared expenses, including treasury, legal and human resources, based upon estimated usage. Certain items are maintained at Tidel’s corporate headquarters (Corporate) and are not allocated to the ATM Business. They primarily include costs associated with accounting and certain executive officer salaries and bonuses and certain items including investment securities, equity investments, deferred income taxes, certain portions of excess cost over fair value of assets acquired, jointly-used fixed assets and debt. The jointly-used fixed assets are Tidel’s management information systems, which is jointly used by the ATM Business and Corporate. A portion of the management information systems costs, including depreciation and amortization expense, are allocated to the segments based upon estimates made by management. As such, these financial statements do not reflect other non-direct cost savings that may occur as a result of focusing our efforts on just our cash security business going forward.

     The following unaudited pro forma consolidated balance sheet represents the June 30, 2005 balance sheet adjusted to reflect the sale of the ATM Business, pursuant to the asset purchase agreement, as if such transaction had taken place on June 30, 2005:
TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2005
(Unaudited)

Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$5,191,494
Trade accounts receivable	850,377
Notes and other receivables	14,171
Inventories	2,073,121
Prepaid expenses and other assets	297,625

Total current assets	8,426,788

Property, plant and equipment, at cost	1,190,386
Accumulated depreciation	(1,053,317)

Net property, plant and equipment	137,069

Other assets	710,842

Total assets	$9,274,699

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt, including current maturities	$—
Accounts payable	1,343,856
Accrued interest payable	2,000,000
Other accrued liabilities	3,084,103

Total current liabilities	6,427,959
Long-term debt, net current maturities	—

Total liabilities	$6,427,959

Shareholders’ equity (deficit):
Common stock, $.01 par value, issued	206,772
Additional paid-in capital	30,962,187
Treasury stock
Retained earnings (deficit)	(28,254,033)
Net income (loss)	(3,400,344)
Gain on sale of ATM	3,325,000
Accumulated other comprehensive loss	7,158

Total shareholders’ equity (deficit)	2,846,740

Total liabilities and shareholders’ equity (deficit)	$9,274,699

MISCELLANEOUS
Matters to be Considered at the Special Meeting
     As of the date of this proxy statement, management knows of no matters other than those set forth herein which will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, or any continuation of the special meeting pursuant to adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.
Available Information
     The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the “SEC”) relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s Web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC’s customary charges by writing to the SEC’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.
     Along with these proxy materials, we are distributing our Annual Report on Form 10-K for fiscal 2004 and our Form 10-Qs for the periods ended December 31, 2004, March 31, 2005 and June 30, 2005, without exhibits, to the stockholders of record on October 31, 2005 all of which are a part of this proxy statement. Exhibits to the Annual Report on Form 10-K may be obtained from Tidel upon request. To obtain any such exhibits or an additional copy of the 10-K without charge, please contact Leonard Carr, Tidel’s Secretary, 2900 Wilcrest Drive, Suite 205, Houston, Texas 77042, Tel. (713) 783-8200.

REQUEST TO VOTE, SIGN AND RETURN PROXIES
     If you do not intend to be present at the Special Meeting of Stockholders on ___, 2005 please vote the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Leonard Carr
Secretary

Carrollton, Texas

, 2005

EXHIBIT A
Asset Purchase Agreement

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is made and entered into as of the 19th day of February, 2005 (the “Effective Date”), by and among NCR Texas LLC, a single member Delaware LLC wholly owned by NCR Corporation, a Maryland corporation, having its principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (“Buyer”), and Tidel Technologies, Inc. a Delaware company, having its principal place of business in Houston, Texas (“Tidel”), together with its wholly owned subsidiary Tidel Engineering, LP, a Delaware limited partnership (“Engineering”) and their respective successors and assigns. Tidel and Engineering shall be collectively referred to as “Sellers”. Capitalized terms not defined in the context of this Agreement shall have the meanings specified in Section 28 hereof.
RECITALS:
(A) WHEREAS, Sellers are in the business of developing and manufacturing electronic cash controller safes and automated teller machines, and;
(B) WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the assets relating to, reasonably necessary in, used to support and in connection with Sellers’ automated teller machine business (referred herein to as the “Business”), as provided herein, together with certain liabilities as defined herein (such sale of the Business and certain liabilities by Sellers to Buyer referred to herein as the “Transaction”).
NOW, THEREFORE, in consideration of the premises above and of the mutual covenants, representations, warranties, and agreements set forth herein, the parties hereby agree as follows:
1. PURCHASE AND SALE OF PURCHASED ASSETS. Except for the Excluded Assets (as defined herein), as of the Closing Date, Sellers will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase, accept and assume from Sellers, all of Sellers’ right, title and interest in and to all of the Sellers’ property and assets, real or personal, tangible or intangible, relating to, reasonably necessary in and/or used in connection with the Business as set forth below(collectively, the “Purchased Assets”), free and clear of all Encumbrances (as defined herein) with the exception of the Excluded Assets. Nothing contained herein shall require the physical delivery of the Purchased Asset. The Purchased Asset shall consist of:
(A) All of Sellers’ right, title and interest in and to all written customer contracts, distributor contracts, reseller contracts, and contracts with sales agents, to which either Seller is a party that are related to the Business and that are listed in Section 1(A) of the Disclosure Schedule, including, but not limited to, contracts, agreements, outstanding proposals and commitments with such distributors, resellers, dealers, sales agents (the “Distributor Contracts”);
(B) All of Sellers’ right, title and interest in and to the vendor purchase orders and contracts, that are related to the Business and that are listed in Section 1(B) of the Disclosure Schedule (the “Vendor Contracts”);
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(C) All of Sellers’ right, title and interest in and to third party commercial computer software and related maintenance contracts relating to the Business to which either Seller is a party and that are listed in Section 1(C) of the Disclosure Schedule (the “Third Party Licenses”);
(D) All of Sellers’ inventory items relating to the Business whether new, used, excess or obsolete, both in and out of service, inventory held for sale, if any, including, but not limited to, all inventory currently being held to supply Sellers’ contractual commitments to customers, and all other similar items of inventory all of which are listed in Section 1(D) of the Disclosure Schedule (the “Inventory”);
(E) All of Sellers’ right, title and interest in and to that certain Commercial Lease Agreement, dated December 1994, by and between Booth, Inc. and Sellers, for the commercial real estate located at 2310 McDaniel Drive, Carrollton, Texas 75006-6843 (the “Transferred Lease”), a copy of which is attached hereto as Exhibit A1; and that certain agreement between Airport Executive Office, Inc. and Engineering for the Business Centre at Suite 200, 2810 Matheson Blvd., E. Mississaugua, Ontario L4W#4X7 attached hereto as Exhibit A2 (the “Canadian Lease”);
(F) All of Sellers’ right, title and interest in and to any written contracts (including any solicitation or outstanding offers for contract), agreements, outstanding price quotes, commitments from service providers, customers and/or manufacturers, other than the Distributor Contracts, Vendor Contracts, Third Party Licenses, and the Transferred Lease that relate to the Business to which either Sellers is a party and that are listed in Section 1(F) of the Disclosure Schedule (the “Other Contracts”) (the Distributor Contracts, Vendor Contracts, Transferred Lease, Third Party Licenses, and Other Contracts are sometimes referred to collectively as the “Contracts” and individually as a “Contract”);
(G) All of Sellers’ right, title and interest in and to the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations that relate to the Business and are listed in Section 1(G) of the Disclosure Schedule (the “Permits”);
(H) All of Sellers’ right, title and interest in and to the “Intellectual Property,” (as such term is hereinafter defined) of the Business and as set forth in Section 1(H) of the Disclosure Schedule (the “Business Intellectual Property”). “Intellectual Property” shall mean, for purposes of this Agreement: patents, patent rights, patent applications, patent disclosures, and inventions and designs that are not disclosed in any patent, patent application, or patent disclosure; registered and unregistered trademarks, trade names, and service marks, brand marks, brand names, copyrights, copyright registrations, and any applications therefore; all designs, diagrams, specifications, schematics, molds, tooling and assembly, installation and other key processes ; licenses granted by or to a party; trade secrets relating to or arising from any monetary process; proprietary computer software, hardware and databases, including source code and documentation corresponding thereto and any software and source or object code; symbols and logos and all applications therefor, registrations thereof and licenses and sublicenses or agreements in respect thereof; improvements to any of the foregoing (whether or not completed); all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office; and other tangible and intangible proprietary information owned or licensed by a party; including goodwill and going concern
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value; technology, and know-how related to, reasonably necessary in and used to support the Business and not embodied in any of the foregoing; and other tangible and intangible proprietary information owned or licensed by a party;
(I) The machinery, equipment, furniture, fixtures, furnishings, supplies, office equipment, accessories, vehicles, personal computers, notebook computers, cellular phones, pagers, copiers, calculators, workstations, office automation software, printers, facsimile machines, and other property relating to the Business, and as listed in Section 1(I) of the Disclosure Schedule;
(J) All leases of equipment, machinery or other tangible personal property to which either Seller is a party, solely used in conducting the Business as listed in Section 1(J) of the Disclosure Schedule (the “Personal Property Leases”);
(K) Sellers’ marketing and sales materials relating to the Business;
(L) All accounts, notes, contracts or other receivables of Sellers generated in connection with the Business existing as of the Closing Date that are listed in Section 1(L) of the Disclosure Schedule and are not listed as Excluded Assets herein, and rights and benefits of any security interests and corresponding UCC Financing Statements that may be filed (the “Accounts Receivable”);
(M) All of Sellers’ books and records relating exclusively to the Business (other than Sellers’ Tax returns and Sellers’ organizational books and records) including, without limitation, lists of customers, vendors and suppliers, records with respect to pricing, volume, billing and payment history, cost, inventory, machinery and equipment, mailing lists, distribution lists, sales, purchasing and materials, technical processes, production and testing techniques and procedures, marketing research, design and manufacturing drawings and specifications and other engineering data, promotional literature, training, operations, equipment and other manuals, quotation, correspondence, and other miscellaneous information, including any such records which are maintained on computer or any storage media;
(N) All service manuals, databases, and knowledge bases, in their current forms, listed in Section 1(N) of the Disclosure Schedule relating to the operation of the Business as currently operated by Sellers;
(O) Sellers’ backlog on orders relating to the Business;
(P) Sellers’ claims, demands, actions or causes of actions, which either Seller has or may have against any other person or entity relating to the Business, rights to judgments, and proceeds resulting from the matters listed in Section 1(P) of the Disclosure Schedule; and
(Q) The following doubtful accounts (the “Seller Doubtful Accounts”), subject to
Section 9(H):
(i)	Accounts of JRA 222 d/b/a Credit Card Center (“CCC”) and related reserves, except for the Seller CCC Amounts (as hereinafter defined);

(ii)	Tidel’s judgment against Andrew Kallok;-.
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(iii)	Tidel’s 5/30/03 default judgment against First National On-line Processing, for $61,000 plus interest and cost;

(iv)	Tidel’s 2004 legal action vs. Renegade Technology Group LLC; and

(v)	Other doubtful accounts and related assets as may be listed Section 1(Q) of the Disclosure Schedule.
(R) All property and assets of Sellers that are related to (or utilized by) both the Business and Sellers’ TACC Business (as defined below) that are listed on Section 1(R) of the Disclosure Schedule.
2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Sellers after the Closing Date:
(A) All property and assets of Sellers that are not related to the Business, including, without limitation, all property and assets of Sellers related to Sellers’ timed-access cash controller product division (the “TACC Business”);
(B) Except for the property and assets of Sellers listed in Section 1(R) of the Disclosure Schedule, all property and assets of Sellers that are related to (or utilized by) both the Business and Sellers’ TACC Business, including but not necessarily limited to the items listed on Section 2(B) of the Disclosure Schedule;
(C) All rights of either Seller under this Agreement and the other documents, agreements and instruments executed or delivered in connection with this Agreement (together with this Agreement, the “Transaction Documents”), including all monies to be received by either Seller, and all other rights of Sellers under the Transaction Documents, including, without limitation, the Purchase Price (as defined herein);
(D) all real estate and real property leases other than the Transferred Lease and the Canadian Lease;
(E) all minute books, transfer records and corporate seals of Sellers;
(F) all cash, cash equivalents, bank accounts, certificates of deposit, commercial paper, annuities, treasury notes, bills and other marketable securities of Sellers;
(G) all rights of Sellers relating to claims, refunds, causes of action, rights of recovery, rights of set-off, deposits and prepaid expenses and claims for refunds and rights to offset of every kind and nature whether or not related to the Business and related to time periods prior to the Closing Date, except for Accounts Receivable claims pertaining to the Business and other matters set out in Section 1(P) of the Disclosure Schedule;
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(H) all of Sellers’ doubtful accounts not related to the Business and any allowances or reserves related thereto, as well as the following doubtful accounts of the Business which shall remain the property of Sellers (the “Seller CCC Amounts”):
(i) approximately $750,000 on deposit with the Philadelphia bankruptcy court; and
(ii) an approved disbursement by the trustee in the CCC bankruptcy case in the approximate amount of $75,000;
(I) all insurance policies of Sellers and rights thereunder, including, without limitation, all rights to receive proceeds of insurance policies and all rights of offset, counterclaims and insurance coverage thereunder;
(J) any income tax credits and refunds;
(K) Intellectual Property of the Sellers not related to the Business and any rights or obligations associated therewith;
(L) all severance, pension, retirement and other Employee Benefit Plans and administration and services contracts related thereto, or funding arrangements;
(M)	all of Seller’s distributor contracts, purchase contracts and other contracts that are not related to the Business;

(N)	all of Seller’s domain names, internet names, net names, web addresses and internet locators, links to other relevant sites and applicable related registrations; and

(O)	the right to receive mail and other communications addressed to Seller relating to any of the assets described in the foregoing clauses (A) through (N).
3. LIMITED ASSUMPTION OF LIABILITIES. Except as specifically set forth in this Section 3, Buyer is not assuming any obligation to pay for any of the debts, liabilities, or obligations of either Seller, whether known or unknown, now or hereafter existing, accrued or contingent, or arising out of or related to the Purchased Assets, the Business, or the consummation of the transactions contemplated in this Agreement. Specifically, and without limitation, Buyer is not purchasing Sellers’ reserves for excess and obsolete inventory. On the Closing Date, Buyer agrees to assume and hereby agrees to pay, perform and discharge when due, all accrued debts, accrued property taxes, liabilities, obligations and commissions of Sellers related to the Business, including the following liabilities (collectively, the “Assumed Liabilities”):
(A) The liabilities and obligations specifically related to the Contracts and Permits that arise after the Closing Date due to events that occur after the Closing Date; provided, however, in no event shall Buyer assume any liabilities or obligations to the extent such liabilities or obligations are attributable to any breach or default by Sellers under such Contracts or Permits occurring on or before the Closing Date.
(B) Warranty obligations associated with the Business;
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(C) Unrecognized revenue of either Sellers accrued prior to Closing described in Section 3(C) of the Disclosure Schedule;
(D) The current trade accounts payable and accrued liabilities listed in Section 3(D) of the Disclosure Schedule (the “Accounts Payable”), but only to the extent such Accounts Payable are reflected on the Financial Statements or have been incurred in the ordinary course of business; and
(E) Obligations with respect to Accepted Employees (as such term is defined herein).
4. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Permits, Personal Property Leases or Contracts shall require the consent of any other party (or in the event that any of the same shall be nonassignable) (each, a “Consent Contract”), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof; provided, however, that in each such case, Sellers shall use their good faith efforts to obtain the consents of such other party to an assignment to Buyer without being obligated to pay any fees or to make any other payments to any party to obtain any such consents. If such consent is not obtained, (i) such Consent Contract shall not be deemed assigned at Closing, (ii) Buyer shall act as Sellers’ agent to perform Sellers’ obligations thereunder and shall so perform, and (iii) Sellers, at Buyer’s expense, shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the full benefits of any such Consent Contract including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Sellers against any other person with respect to any such Consent Contract. When such consents to the transfer, conveyance and assignment of a Consent Contract have been obtained, if ever, such Consent Contract shall thereupon automatically be transferred, conveyed and assigned to Buyer, and the obligations and liabilities of either Seller under such Consent Contract shall automatically cease to be excluded from the Assumption Agreement (as hereinafter defined) by reason of this Section 4, without the payment of any additional consideration.
5. PURCHASE PRICE AND ALLOCATION.
(A) Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be Ten Million One Hundred Seventy Five Thousand Dollars ($10,175,000), subject to the adjustments set forth in this Section 5, plus the assumption of the Assumed Liabilities.
(B) Initial Payment and Holdback Amount. Buyer shall pay the Purchase Price as follows: (1) Nine Million Six Hundred Seventy Five Thousand Dollars ($9,675,000) at Closing (“Initial Payment”), subject to adjustment as provided in Section 5(F), by wire transfer in immediately available funds to a bank account of Sellers as per written instructions of Sellers given to Buyer at the Closing; plus (2) the holdback amount (“Holdback Amount”) of FIVE HUNDRED THOUSAND DOLLARS ($500,000), to be deposited into escrow pursuant and subject to this Section 5 (B).
i. Buyer shall deposit the Holdback Amount in a segregated interest-bearing escrow account, pursuant to a mutually agreeable Escrow Agreement by and among Buyer, Sellers and a
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reputable Escrow Agent, which Escrow Agent shall to be selected by Sellers subject to approval by Buyer.
ii. Within three business days prior to the Closing, Sellers shall deliver to Buyer an estimate of the book value of Purchased Assetsand the Assumed Liabilities (“Net Asset Value), including a detailed and itemized calculation of such amount (“Seller’s Estimated Net Asset Value”). Within thirty days following the Closing, Sellers may, at their option, update the Sellers Estimated Net Asset Value by delivering an updated schedule to Buyer.
iii. Within 60 days following the Closing Date, Buyer shall review the Sellers Estimated Net Asset Value, as updated, and notify Sellers whether it accepts such amount (the Notification”). If Buyer accepts the Seller’s Estimated Net Asset Value (the “Delivered Net Asset Value”), then if the Delivered Net Asset Value is within 5% above or below Six Million Five Hundred Thousand ($6,500,000)(the “Closing Net Asset Value”) (i.e., no less than $6,175,000 and no greater than $6,825,000) (the “ Range”) then no adjustment shall be made and the remaining Holdback Amount shall be paid to Sellers. If the Delivered Net Asset Value is less than $6,175,000, then the difference between $6,125,000 and the Delivered Net Asset Value shall be paid out of the Holdback Amount to Buyer and the remainder of the Holdback Amount_shall be paid to Sellers. If difference exceeds the Holdback Amount, such excess shall be paid by Sellers to Buyer within three business days. If the Delivered Net Asset Value is greater than $6,825,000, then the difference between the Delivered Net Asset Value and $6,825,000 shall be paid by Buyer to Sellers and the Holdback Amount shall be paid to Sellers, each within three business days.
iv. If the Notification indicates that Buyer disputes Seller’s Estimated Net Asset Value, and the Notification states that Buyer believes that the Net Assets Value is below Sellers’ Estimated Net Asset Value and not within the Range then the Notification shall clearly and in detail show Buyer’s disagreement with Seller’s Estimated Net Asset Value. In the event Buyer believes the Net Asset Value is below the Range, the Notification shall also include a requested Purchase Price reduction based on the calculation set forth in Section 5(B)(viii)(a “Purchase Price Reduction”). Within ten (10) Business Days following Sellers’ of receipt of the Notification, Sellers shall notify Buyer whether they dispute the amount of such Purchase Price Reduction, and if so, shall set forth the amount they believe should be deducted or added, if any, and any support therefor (a “Dispute Notice”) to the Buyer. Buyer and Sellers shall negotiate to agree upon a mutually agreed upon value for the Purchase Price Reduction or addition to the Purchase Price. If, within twenty (20) Business Days of receipt of the Dispute Notice by Sellers to Buyer, Buyer and Sellers are unable to come to agreement on the amount of such Purchase Price Reduction or addition to the Purchase Price, then they shall obtain the assistance of Deloitte & Touche LLP (the “Accountants”), to whom each of Buyer and Sellers shall deliver their respective estimates of the Purchase Price Reduction or addition to the Purchase Price, and such Accountants shall decide which estimate shall prevail. Each of Buyer and Sellers shall have an opportunity to make a submission to the Accountants along with the delivery of their respective estimates, with a copy to the other party. Such other party shall have the opportunity to rebut such submission within five (5) days of receipt of such copy. The fees and any expenses of the Accountants shall be paid within fifteen (15) calendar days of the determination of the Purchase Price Reduction as follows: (a) if the Accountants adopt the position of Sellers, then Buyer shall bear such fees and expenses; (b) if the Accountants adopt the position of Buyer, then Sellers
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shall bear such fees and expenses. If a retainer is required by the Accountants, the retainer shall be split equally between Buyer and Sellers; provided, however, that the retainer shall be considered part of the fees and expenses of the Accountants and if either party has paid a portion of such retainer, that party will be entitled to be reimbursed by the other party to the extent required by this Section 5(B). In the event that the Accountants are not available or otherwise willing to be engaged in this matter within 20 Business Days after Buyer’s receipt of the Notice, then Buyer and Seller agree to resolve the Purchase Price Deduction or addition to the Purchase Price pursuant to Section 16 hereof. In the event a party does not comply with the procedure and time requirements contained herein or such other procedure or time requirements as the parties otherwise elect in writing, the Accountants shall render a decision based solely on the evidence it has which was timely filed by either of the parties.
v. .
vi. In the event the Purchase Price Reduction, if any made pursuant to this Section 5 exceed the Holdback Amount as finally determined pursuant to Section 5(B)(iv) hereof, the Escrow Agent shall remit the Holdback Amount to Buyer and the amount of such excess shall be paid by Sellers to Buyer by wire transfer in immediately available funds to a bank account of Buyer.
vi. Reductions to or offsets against the Holdback Amount on behalf of Buyer shall only be made in the event a Purchase Price Reduction is requested by Buyer and finally determined pursuant to Section 5(B)(iv) hereof.
vii. If the Notification indicates that Buyer disputes Seller’s Estimated Net Asset Value, as updated and Buyer believes that the Net Asset Value is above the Sellers Estimated Net Asset Value and above the Range, then Buyers statement of Net Asset Value shall be the Delivered Net Asset Value, and payments shall be made pursuant to Section 5(B)(iii).
viii. In the event the Delivered Net Asset Value is within the Range, no Purchase Price adjustment shall be made. If the Net Asset Value is less than $6,175,000, then the Purchase Price Reduction shall be the difference between $6,175,000 the Delivered Net Asset Value. If the Net Asset Value is greater than $6,825,000, then the Purchase Price will be increased by the difference between the Delivered Net Asset Value and $6,825,000, and such difference shall be paid by Buyer to Sellers.
ix. In determining Net Asset Value, the value of the Purchased Assets shall not be reduced for excess and obsolete Inventory, or for accrued property taxes.
(C) Allocation. The aggregate Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes, to be mutually agreed at Closing. Sellers and Buyer shall be bound by such allocation for all purposes, shall prepare and file (or cause to be prepared and filed) all federal, state and local Tax Returns (as defined herein) in a manner consistent with such allocations, including Internal Revenue Service Form 8594, and shall not take any position inconsistent with such allocations in any Tax return, proceeding before any Governmental Authority (as defined herein) or otherwise.
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(D) Prorations. At Closing, the parties hereto shall determine the proration of any expenses, if necessary.
(E) Fair Dealing. The parties acknowledge and agree that the transactions, covenants and agreements set forth in this Agreement result from arm’s length faith negotiations among the parties and their respective representatives.
(F) Adjustments. The Purchase Price and Initial Payment shall be adjusted as set forth in Section 5(F) of the Disclosure Schedule.
6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS. Sellers represent and warrants to Buyer as of the Effective Date and agree to represent and warranty to Buyer as of the Closing Date as follows. The disclosure schedule attached hereto (the “Disclosure Schedule”) is divided into sections that correspond to the sections of this Agreement.
(A) Organization. Tidel is a corporation duly organized and validly existing under the Laws of the State of Delaware. Engineering is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Both Tidel and Engineering have (i) the requisite power and authority to conduct the Business as now conducted and (ii) the necessary corporate power and authority to execute, deliver and perform their obligations under the Transaction Documents and to consummate the transactions contemplated herein. and therein. Complete and correct copies of the Certificate of Incorporation and Bylaws of Tidel and the Articles of Organization and Limited Partnership Agreement of Engineering have previously been delivered to Buyer (such documents, the “Sellers’ Organizational Documents”). Each Seller is duly qualified to do business in every jurisdiction in which the nature of its business makes such qualifications necessary, except where such failure would not have a Material Adverse Effect. Each Seller has the full right, power, and authority to engage in the Business as it is now conducted, and has all necessary licenses and permits to operate the Business as it is presently being operated.
(B) Authority. Each Seller now has, and at Closing will have, all requisite organizational authority to execute, deliver and perform each Transaction Document to which it is a party, and to perform its obligations and consummate the transactions contemplated under the Transaction Documents to which it is a party, subject to receipt of shareholder approval, if the Board of Directors of Tidel determines that such approval is required. The execution and the delivery of each Transaction Document to which either Seller is a party, and the performance of the transactions contemplated by such Transaction Documents, have been duly authorized by each Seller and all necessary corporate or organizational actions by each Seller for the execution, delivery and performance of each Transaction Document to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been taken, and no further corporate or organizational authorization will be necessary to authorize the execution and delivery by each Seller of, and the performance of its obligations under, each Transaction Document to which such Seller is a party.
(C) Execution and Delivery. Each Transaction Document to which either Seller is a party has been validly executed and delivered by such Seller(s) and constitutes valid and binding obligations of each such Seller, enforceable against each such Seller in accordance with its terms,
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except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.
(D) Financial Statements. To the extent Sellers have delivered a balance sheet and income statement of Engineering as of September 30, 2004 (the “Financial Statements”), Sellers represent that, to Sellers’ actual knowledge, and subject to adjustments recommended by Seller’s independent auditors, the Financial Statements (i) are true and correct and in accordance with the books of account and records of Engineering in all material respects; (ii) accurately and fairly reflect in all material respects all assets, liabilities, income, loss, costs and expenses of Engineering; and (iii) accurately and fairly represent the financial condition of Engineering in all material respects. To Sellers’ actual knowledge, Engineering does not have any indebtedness or liability, absolute or contingent, which is not reflected in the financial statements, or that has not been specifically identified to Buyer, other than liabilities or indebtedness incurred in the ordinary course of business.
(E) No Conflict or Default. The execution and performance of this Agreement, the compliance with its provisions by each Seller, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which either Seller is a party or by which it is bound, except for any such breach which would not in the aggregate reasonably be expected to have a Material Adverse Effect or as set forth in Section 6(E) of the Disclosure Schedule. Further, the execution and performance of this Agreement, the compliance with its provisions by Sellers, and the transfer of the Purchased Assets to Buyer on the Closing Date will materially comply with all Laws of any Governmental Authority applicable to the Business or any of the Purchased Assets and will not conflict with, or result in, the breach of any of the terms of any Sellers’ Organizational Documents. Except as set forth in Section 6(E) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not require the consent of any Person with respect to the rights, licenses, franchises, leases, contracts or agreements (including but not limited to the Contracts) of Sellers and will not have a Material Adverse Effect upon any such rights, licenses, franchises, leases or agreements.
(F) Title to Assets. Sellers have or shall have good and marketable title, or valid leasehold rights (in the case of leased property) to all of the Purchased Assets, free and clear of all security interests, liabilities, conditions, pledges, liens, mortgages, licenses in favor of any Person other than either Seller, conditional sales contracts, attachments, hypothecations, judgments, easements, claims, and encumbrances of every kind and nature (collectively, “Encumbrances”), except for those set forth in Section 6(F) of the Disclosure Schedule (the “Permitted Encumbrances”). At the Closing, Sellers will sell, assign, transfer, convey, and deliver good and marketable title to the Purchased Assets, or, in the case of assets constituting Purchased Assets which are leased or licensed by either Seller pursuant to Personal Property Leases or other Contracts, valid leasehold interests or licenses to such Personal Property Leases or other Contracts, free and clear of all Encumbrances other than Permitted Encumbrances.
(G) Contracts. All of the Contracts are in full force and are enforceable against Tidel or Engineering, as the case may be, in accordance with their terms. To the Sellers’ knowledge and
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except as set forth in Section 6(G) of the Disclosure Schedule, (i) none of the Contracts is in breach or default due to the action of Tidel or Engineering, or to Sellers’ knowledge, of any other party thereto; and (ii) no event exists which is a default or breach due to the action of Tidel or Engineering, under any of the Contracts, or which after the passage of time or giving of notice or both would constitute a breach or default, due to the action of Tidel or Engineering. All duties and obligations required to be performed by any party to the Contracts prior to Closing have been so performed. Except as set forth in Section 6(G) of the Disclosure Schedule, the Contracts are freely assignable, or if the consent of the contracting party to the assignment is required, Sellers shall have obtained such consent prior to Closing, or if the giving of notice of such assignment is required, Sellers have provided such notice prior to the Closing. To Sellers’ actual knowledge: (x) no party to any of the Contracts is threatened with insolvency; and (y) there exists no fact or circumstance which may cause a party to one of the Contracts to fail to perform such Contract. The execution, delivery, consummation and performance of this Agreement and the transactions contemplated herein will not cause either Seller to be in breach or default of any of the Contracts. Sections 1 (A), (B), (C), (E), and (F) of the Disclosure Schedule collectively constitute accurate, correct and complete lists of the Contracts.
(H) No Other Contracts. Other than the Contracts or the Excluded Assets, there are no written or oral or contractual commitments, contracts, or agreements that relate to the Business to which either Seller is a party that will be binding upon Buyer, or that will affect Buyer or the Purchased Assets, on or after the Closing.
(I) Permits. Other than the Contracts or the Excluded Assets, the Permits listed in Section 1(G) of the Disclosure Schedule constitute all of the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations related to, reasonably necessary in, currently used in or required for the operation of the Business. The Permits are valid and in full force and effect and there are no pending proceedings which could result in the termination, revocation, limitation or impairment of any of the Permits. Neither Seller has received notice of any violations in respect of any of the Permits. Section 1(G) of the Disclosure Schedule contains an accurate, correct and complete list of the Permits that are reasonably necessary in, currently used in or required for the operation of the Business.
(J) Intellectual Property. Other than the Contracts or the Excluded Assets, the Business Intellectual Property listed in Section 1(H) of the Disclosure Schedule constitutes all of the Intellectual Property owned or licensed by Sellers that is currently used solely in the conduct of the Business, and any license for any of the foregoing in each case. Sellers own, or are licensed or otherwise possess legally enforceable rights to use the Business Intellectual Property that is listed in Section 1(H) of the Disclosure Schedule and such Business Intellectual Property is sufficient for the conduct of the Business of Sellers as it is currently being conducted on the date hereof. Except as disclosed in Section 6(J) of the Disclosure Schedule, neither the manufacture, marketing, license, sale or intended use of any tangible product currently sold by the Business violates any license or agreement between either Seller and any third party relating to such product or, to Sellers’ knowledge, infringes any Intellectual Property right of any other party. Neither Seller has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property rights of any Person relating to the Business Intellectual Property), nor is there any pending claim or litigation contesting the
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validity of the Business Intellectual Property or Sellers’ ownership or right to use, sell, license or dispose of the Business Intellectual Property. Neither Seller has received any notice asserting that any of the Business Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, and neither Seller has licensed the use of the Business Intellectual Property to any third party nor permitted the use by any third party of the same in a manner which would infringe the trademark rights of Sellers. Sellers will make available to Buyer complete and correct copies of all reasonably accessible user and technical documentation related to the Business Intellectual Property that is listed in Section 1(H) of the Disclosure Schedule. Except as disclosed in Section 6(J) of the Disclosure Schedule, neither Seller has received any notice that any of their current or prior members, officers, employees or consultants claim an ownership interest in any of the Business Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Business or otherwise.
(K) Inventory. Except as set forth in Section 6(K) of the Disclosure Schedule, Sellers are not in possession of any inventory that is not owned by one of them. All of the Inventory has been valued at cost on a first in, first out basis.
(L) No Real Property Owned by Sellers. Sellers own no real property used in the Business. Except as set forth in Section 6(L) of the Disclosure Schedule, the Transferred Lease may be freely assigned, assumed or sublet, is valid and in full force and effect, and to Sellers’ knowledge there is not pending or threatened any proceedings which could result in the termination, revocation, limitation or impairment of the Transferred Lease.
(M) Litigation. Except as set forth in Section 6(M) of the Disclosure Schedule, there is no litigation, proceeding, or governmental investigation pending in front of any court, arbitration board, administrative agency, or tribunal against or relating to Sellers that would prevent or affect the Purchased Assets, the Business, or the consummation of this Agreement or the sale, transfer or assignment of the Purchased Assets by Sellers.
(N) Compliance with Law. Except as set forth in Section 6(N) of the Disclosure Schedule, Sellers have been and are in, and the Business has been and is being conducted in, compliance in all material respects with all Laws that are applicable to or binding upon the Business or the Purchased Assets, and Sellers have not received any written or oral notice of any violation or alleged violation of any Law.
(O) Brokers’ Fees. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents.
(P) No Material Adverse Change. Since September 30, 2004, there have been no changes that would have a Material Adverse Effect. Since September 30, 2004, Sellers have operated the Business in the ordinary course of business consistent with past practices and Sellers have used reasonable efforts to keep the Business intact.
(Q) Accounts Receivable. Except as set forth on Section 1(L)(#2) of the Disclosure Schedule, all Accounts Receivable of the Business arose from valid transactions and in the
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ordinary course of business for goods sold or services rendered and are not subject to any valid counterclaims or setoffs known to Sellers with respect to any such Accounts Receivable. The list of Accounts Receivable listed in Section 1(L) of the Disclosure Schedule is a true, accurate and complete list of such accounts generated in connection with the Business and existing as of the date thereof.
(R) Tax Matters. For purposes of this Agreement, (A) the term “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, use, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax; and (B) the term “Tax Return” shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes. Sellers have filed, and through the Closing will duly and timely file with the appropriate taxing authorities, all Tax Returns required to be filed by them and all such Tax Returns are, or will be when filed, true, complete and correct in all material respects and Seller has paid or through the Closing Date will pay all Taxes shown to be due on such Tax Returns which are due and payable or claimed by any taxing authority to be due and payable on such Tax Returns through periods ending on or before the Closing Date. All necessary sales Tax exemption certificates have been obtained by Sellers and all such certificates have been properly completed and maintained. Sellers have not received notice of any outstanding audits, assessments, notices of deficiency, deficiencies, investigations, claims or demands for Taxes related to the Business or proposed deficiencies against either Seller for any Taxes related to the Business. No claims are being asserted with respect to any Taxes of Sellers related to the Business for which Buyer reasonably could be held liable. Sellers have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have withheld all amounts which were required by law to be withheld from the wages or salaries of their managers, officers and employees for all periods ending on or before the Closing Date, and are not liable for any Taxes with respect to the managers, officers and employees of the Business for failure to comply with such Laws.
(S) Accounts Payable. Except as set forth on Section 6(S) of the Disclosure Schedule, all accounts payable of Sellers related to the Business are current and have been generated in the ordinary course of business. Except as set forth in Section 6(S) of the Disclosure Schedule, Sellers have paid promptly, when due, all accounts payable related to the Business, including lease payments and rental fees, utility bills, and other obligations due as a result of the operation of the Business and the ownership of the Purchased Assets through the Closing Date.
(T) No Undisclosed Liabilities. Except as disclosed on Section 6(T) of the Disclosure Schedule, Sellers have no material liability related to the operation of the Business, except for liabilities reflected in the Financial Statements and for current liabilities incurred in the ordinary course of business. Sellers have no liability or obligation to refund any economic development incentives received from any governmental entity.
(U) Environmental, Health & Safety Compliance. To Sellers’ knowledge, neither the conduct nor operation of the Business, nor any condition of the Transferred Lease, nor the premises leased by the Transferred Lease, violates any Law or common law concerning public health and
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safety, worker health and safety, and pollution or protection of the environment (“Environmental, Health, and Safety Requirements”), where such violation would reasonably be expected to have a Material Adverse Effect and Sellers have not received any notice stating that the operation or condition of any real property presently leased or operated in connection with the Business is in violation of any Environmental, Health, and Safety Requirements, where such violation would reasonably be expected to have a Material Adverse Effect.
(V) Government Authorizations. The governmental authorizations listed in Section 6(V) of the Disclosure Schedule collectively constitute all of the authorizations of any Governmental Authority necessary to permit Sellers to lawfully conduct and operate the Business in the manner in which they currently conduct and operate the Business and to permit Sellers to own and use the Purchased Assets in the manner in which they currently owns and uses such Purchased Assets, except where the failure to do so would not have a Material Adverse Effect.
(W) Relationships with Affiliates. Neither Sellers nor any of their Affiliates has any interest in, has owned, of record or as a beneficial owner, or has an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with either Seller other than business dealings or transactions disclosed in Section 6(W) of the Disclosure Schedule, each of which has been conducted in the ordinary course of business with Sellers at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Sellers with respect to the Business in any market presently served by Sellers. Except as set forth in Section 6(W) of the Disclosure Schedule, neither Seller nor any of their Affiliates is a party to any Contract with, or has any claim or right against, either Seller, (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as managers, officers, directors or employees of the Business), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.
(X) Employees.
(i) Each written plan, program, compensation, or arrangement, for the benefit of the employees of the Business (the “Employees”) and maintained by either Seller is listed in Section 6(X) of the Disclosure Schedule (the “Employee Benefit Plans”) and copies or descriptions of each such Employee Benefit Plan have been delivered to Buyer. Buyer will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to or under any agreement between either Seller and any of the Employees, except for the Accepted Employees (as such term is defined herein) to the extent contemplated by Section 9(B) hereof.
(ii) Each Employee Benefit Plan maintained by Sellers with respect to the Employees has been maintained and administered at all times in material compliance with its terms and all applicable Laws.
(iii) Section 6(X) of the Disclosure Schedule contains: (i) a list of the Employees of the Business; (ii) the current annual compensation provided by Sellers to each such Employee as of the Closing Date; (iii) a list of any increase presently scheduled
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(including the effective date thereof) in the rate of compensation of any the Employees; (iv) the title and location of each such Employee; (v) a job description for each Employee; and (v) vacation benefits of each such Employee that have been accrued but not taken as of the Closing Date.
(i)	Neither Seller is a party to or bound by any union contract or collective bargaining agreement and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or, to Sellers’ knowledge, threatened to be filed or any other material labor difficulty.

(ii)	All of the Employees are United States citizens, or lawful residents of the United States.
(Y) No Disputes. Except as set forth on Section 6(Y) of the Disclosure Schedule, to Sellers’ knowledge, there are no material conflicts or problems with any officer, manager or Key Employee of Sellers that would likely result in the termination or resignation of employment of any such individual. To Sellers’ knowledge, there are no material disputes with suppliers that would likely result in the termination of the source of supply of a material product and there are no long term commitments with suppliers.
(Z) Insurance Coverage. Sellers maintain insurance policies for fire, liability and other forms of insurance covering the Business and the Purchased Assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties and such insurance will be maintained through Closing.
(AA) No Other Assets Needed. The Purchased Assets constitute all material assets that are required to operate the Business as currently being operated by the Sellers prior to the Closing. other than the assets listed on Section 2(B) of the Disclosure Schedule.
(BB) Product Warranties. Each product manufactured, licensed or sold by Sellers has been in substantial conformity with all contractual commitments and express warranties applicable to Sellers, all of which are described in Section 6(BB) of the Disclosure Schedule, as well as with all warranties implied by law.
7. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT. Buyer and Parent represent and warrant to Sellers as of the Effective Date and agree to represent and warrant to Sellers as of the Closing Date as follows:
(A) Organization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. NCR Corporation (the “Parent”) is a corporation duly organized and validly existing under the Laws of the State of Maryland. Both Buyer and Parent have (i) all requisite power and authority to carry on respective business as it is now being conducted and as contemplated to be conducted immediately following the Closing, and (ii) the necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated herein and therein.
(B) Authority. Buyer and Parent now have, and at Closing will have, all requisite organizational authority to execute, deliver and perform the Transaction Documents and to
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perform its obligations and consummate the transactions contemplated under the Transaction Documents to which it is a party. The execution and the delivery of the Transaction Documents to which either Buyer or Parent is a party and the performance of the transactions contemplated by such Transaction Documents have been duly authorized by Buyer or Parent, as the case may be, and all necessary corporate or organizational actions by Buyer and Parent for the execution, delivery and performance of the Transaction Documents to which either of them is a party and the consummation of the transactions contemplated hereby and thereby have been taken, and no further corporate or organizational authorization will be necessary to authorize the execution and delivery by Buyer or Parent of, and the performance of its obligations under, each Transaction Document to which Buyer or Parent is a party. Each Transaction Document to which either Parent or Buyer is a party has been validly executed and delivered by either Parent or Buyer, as the case may be, and constitutes valid and binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.
(C) Approvals. No third-party action, waiver, consent or approval is required of any Person for the execution, delivery and performance of the Transaction Documents by Buyer or Parent, and the execution, delivery or performance, and the consummation of the transactions contemplated herein or therein do not breach any provision of Buyer’s Articles of Organization and Limited Liability Company Operating Agreement and Parent’s Certificate of Incorporations and Bylaws. No action, waiver, consent or approval by any Governmental Authority is necessary to make this Agreement a valid instrument binding on Buyer and Parent in accordance with its terms.
(D) Broker or Finder’s Fee. Neither Buyer nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
(E) No Conflict or Default. The execution and performance of this Agreement, the compliance with its provisions by Buyer and Parent, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which either Buyer or Parent is a party or by which it is bound. Further, the execution and performance of this Agreement, the compliance with its provisions by Buyer and Parent, and the transfer of the Purchased Assets to Buyer on the Closing Date will materially comply with all Laws of any Governmental Authority applicable to the Business or any of the Purchased Assets and will not conflict with, or result in the breach of any of the terms of any of Buyers’ Organizational Documents. The consummation of the transactions contemplated by this Agreement will not require the consent of any Person with respect to the rights, licenses, franchises, leases, contracts or agreements (including but not limited to the Contracts) of either Buyer or Parent.
(F) Litigation. There is no litigation, proceeding or governmental investigation pending in front of any court, arbitration board, administrative agency or tribunal against or relating to Buyer or Parent that would prevent or affect the transactions contemplated by the Transaction Documents.
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(G) Solvency. Both Buyer and Parent are Solvent (as defined below). Neither Buyer nor Parent will fail to be Solvent as a result of the execution and delivery of the Transaction Documents. “Solvent” shall mean, when used with respect to any person or entity, that at the time of determination: (i) it is then able and expects to be able to pay its debts as they mature; and (ii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
(H) No Default. Neither Buyer nor Parent is in default with respect to any indebtedness, note, indenture, loan agreement, mortgage, lease, deed or other agreement to which Buyer is a party or by which it is bound and neither Buyer nor Parent has received any notice or demands with respect to the same that would prevent or affect the transactions contemplated by the Transaction Documents.
8. PRE-CLOSING COVENANTS OF SELLERS. Sellers agree as follows:
(A) Maintenance of the Purchased Assets. Until the Closing Date, Sellers shall not lease, sell, or dispose of any of the Purchased Assets other than in the ordinary course of business consistent with past practice or otherwise except with the prior written consent of Buyer.
(B) Update of Disclosure Schedule. Prior to the Closing Date, Sellers shall supplement or amend all relevant Sections of the Disclosure Schedule and/or notify Buyer with respect to any matter thereafter arising or discovered which, if existing or known on the Effective Date of this Agreement, would have been required to be set forth or described in such Section of the Disclosure Schedule or would have been required to be disclosed to Buyer under this Agreement. At the Closing Date, Sellers shall deliver to Buyer a complete Disclosure Schedule, marked to show all of the changes since the Effective Date (the “Updated Disclosure Schedule”).
(C) Continuity. From the date hereof to the Closing Date, except (i) for entering into and performing this Agreement, the Services Agreement and the other Transaction Documents; (ii) for the effect of the consummation of the transactions contemplated hereby and thereby; or (iii) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld or delayed, the Sellers shall conduct the Business in the ordinary course in substantially the same manner in which it has previously been conducted, and shall take or refrain from taking (as appropriate) the following actions:
(i)	Sellers will use their best efforts to maintain and preserve relationships with its present customers and suppliers of the Business and employees;

(ii)	Sellers will maintain the books, accounts and records on a basis consistent with that of prior periods and said books, accounts and records will accurately reflect activities of Sellers with respect to the Business;

(iii)	Sellers will not do any act or omit to do any act or permit any act or omission to act that will cause a material breach of any contract, commitment or obligation of either Seller, including but not limited to the Contracts where such breach would reasonably likely to have a Material Adverse Effect;
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(iv)	Sellers will use their best efforts to prevent the occurrence of any change or event which would prevent any of their representations and warranties contained herein from being true in all material respects at and as of the Closing Date;

(v)	Sellers will maintain in full force and effect the insurance coverage under the policies set forth in Section 6(Z);

(vi)	Sellers will use their best efforts to cooperate with Buyer and provide access to the Buyer to the operations of Sellers related to the Business during ordinary business hours and upon reasonable advance written notice from the Effective Date to the Closing Date;

(vii)	Sellers will not enter into any settlement of any material litigation or proceeding relating to the Purchased Assets, the Business or the Assumed Liabilities;

(viii)	Sellers will not incur any material obligation or liability or enter into any transaction material to the Business without the prior written consent of the Buyer;

(ix)	Sellers will not fail to discharge or satisfy any known Encumbrance or pay or satisfy any known obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Encumbrances, liabilities being contested in good faith and for which adequate reserves have been provided and Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the use, operation, or marketability of any of the Purchased Assets, which may be discharged or satisfied at Closing with a portion of the Purchase Price;

(x)	Sellers will not mortgage, pledge or subject to any Encumbrance any of the Purchased Assets, except for Permitted Encumbrances and Encumbrances arising in the ordinary course of business and consistent with past practice and liens for Taxes not yet due and payable;

(xi)	Sellers will not dispose of any of the Purchased Assets or enter into any material contracts relating to the Business, except in the ordinary course of business and consistent with past practices, without the prior written consent of the Buyer;

(xii)	Sellers will not become or remain in breach or default on any material obligation;

(xiii)	Sellers will not write-off as uncollectible any of their Accounts Receivable relating to the Business or any portion thereof unless otherwise advised by Sellers’ independent accountants;

(xiv)	Sellers will not discontinue the sales of any services of the Business;

(xv)	Sellers will not increase any salary or wage of any Employee, other than regularly scheduled salary increases agreed upon by the Board of Directors of Tidel or Engineering (which shall not exceed 2% in the aggregate, per annum), or as
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agreed to prior to the Effective Date, declare or pay any bonus, revise, amend, institute, or terminate any employee benefit of any Employee other than previously disclosed to Buyer;
(xvi)	Sellers will not enter into any agreement or make any commitment to do any of the foregoing;

(xvii)	Sellers will assist in the transfer of Transferred Employees needed for the Business; and

(xviii)	Sellers shall assist Buyer with reasonable integration efforts and transition.
(D) Notification. Sellers shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that, in Sellers’ reasonable determination, causes or constitutes a material breach of any of Sellers’ representations and warranties made as of the Effective Date or (b) the occurrence after the Effective Date of any fact or condition that, in Sellers’ reasonable determination, would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Sellers’ discovery of, such fact or condition.
(E) No Negotiation. (i). Except as specifically set forth in Section 8(E)(ii), (iii), (iv), (v) or (vi) hereof, until the earlier of the Closing or the termination of this Agreement pursuant to Section 14 hereof (the “Exclusivity Period”), Sellers shall not directly or indirectly, individually or through any of their respective officers, directors, stockholders, employees, representatives, agents, affiliates, or otherwise (collectively, the “Representatives”) initiate, solicit or encourage, consider, evaluate, or respond to (other than to say that Seller is contractually obligated not to respond, and referring such party to public disclosure regarding this Agreement, but shall not otherwise respond, including, without limitation, by way of furnishing non-public information or assistance) any proposals, inquiries or offers from any person or entity, including, but not limited to, any Tidel stockholder (“Third Party”), or enter into any confidentiality agreement, due diligence agreement, letter of intent, purchase agreement, merger agreement or other arrangement, regarding any proposed sale of all or any portion of the Purchased Assets or control thereof, whether by means of a sale or exchange of shares, sale of assets, whether in whole or in part, merger, recapitalization, liquidation or otherwise (“Third Party Acquisition”). Except as specifically set forth in Sections 8(E)(i), (ii), (iii), (iv), (v) or (vi) hereof, during the Exclusivity Period, Sellers shall not have, and shall take reasonable efforts to cause their Representatives not to have, any discussions, conversations, negotiations or other communications relating to any Third Party Acquisition with any Third Party expressing interest therein, and shall immediately discontinue negotiations with any Third Party with which it heretofore has engaged in negotiations or discussions regarding any Third Party Acquisition. During the Exclusivity Period, Sellers immediately shall notify Buyer of all terms of any written inquiry, contact, communication, or proposal by any Third Party with respect to any Third Party Acquisition that is received by Sellers or any of their Representatives (including Sellers’ response thereto), and immediately shall provide Buyer with a copy of any such written inquiry, contact, communication or proposal. With respect to any oral inquiry, contact, communication or proposal, Sellers shall document the same in writing (including Sellers’ response thereto) and
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reasonably promptly provide Buyer with a copy of the same. Sellers agree that if either Seller shall breach and fail to cure promptly any material provision of this Section 8(E) and within twelve (12) months thereafter enter into any definitive agreement with a Third Party with whom Sellers breached this Section 8(E) regarding a Third Party Acquisition, then upon the consummation of such acquisition, Sellers immediately shall pay to Buyer by wire transfer (in readily available funds) Two Million Dollars $2,000,000.00 (the “Fee”), which Sellers acknowledge is reasonable under the circumstances and designed to compensate Buyer for the lost opportunity to consummate the Transaction. This Fee will serve as the exclusive remedy to Buyer hereunder in the event of a breach by Sellers of the exclusivity arrangement set forth herein, including, but not limited to, Buyer’s damages relative to its efforts, expenses and costs incurred in evaluating the Transaction. The parties acknowledge that the foregoing provisions do not necessarily require Sellers to provide Buyer a written summary of on-going discussions with a third party, nor shall Seller be required to document to Buyer any oral inquiry, contact, communication or proposal that does not materially change any inquiry, contact, communication or proposal previously provided by Buyer.
     (ii) Buyer acknowledges that Sellers are pursuing a potential sale of the TACC Business and, in connection therewith, have engaged Stifel Nicholas. Buyer further acknowledges that Sellers’ efforts to sell the TACC Business or any other equity or assets not related to the Business, including the engagement of Stifel Nicholas, will not be deemed a breach of the provisions of this Section 8(E), provided such efforts do not in any way involve the Purchased Assets.
     (iii) The parties acknowledge that prior to the Closing, in response to a bona fide unsolicited written proposal for a Third Party Acquisition that did not result from the breach of this Section 8(E) (a “Third Party Proposal”) and following delivery to Buyer of notice and a copy of the Third Party Proposal in compliance with its obligations under Section 8(E)(i) hereof, the Sellers may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms comparable to those in place between Buyer and Seller) to any Third Party which makes a bona fide written Third Party Proposal if, and only if, prior to taking such action: (A) a majority of Tidel’s Board of Directors reasonably determines in good faith (after consultation with its financial advisors) that the transactions contemplated by such Third Party Proposal are capable of being completed and would, if consummated, result in a Superior Transaction (as hereinafter defined) and (B) a majority of Tidel’s Board of Directors determines in good faith (after receiving the written advice of outside legal counsel) that it is necessary to pursue such Superior Proposal in order to comply with its fiduciary duties to its shareholders under applicable law and (C) Sellers comply with the information and notice obligations set forth in Section 8(E)(i).
For purposes of this Agreement, “Superior Proposal” means a bona fide Third Party Proposal to purchase at least two-thirds of the outstanding equity securities of either Seller pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the Purchased Assets, recapitalization or similar transaction involving the Sellers, on terms which a majority of Tidel’s Board of Directors determines in good faith (after consultation with its financial advisors) to be superior to Tidel and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and
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identity of the offeror) as compared to (i) the transactions contemplated hereby and (ii) any alternative proposed by Buyer in accordance with Section 8(E)(vi) which is reasonably capable of being consummated (any such transaction being referred to herein as a “Superior Transaction”).
     (iv) The Sellers and Buyer agree that, notwithstanding anything to the contrary herein, prior to the Closing, Tidel and/or its Board of Directors may take the actions otherwise prohibited by Section 8(E)(i), subject to the conditions of and as limited by Section 8(E)(iii), if and only if: (A) (i) a Third Party makes a Superior Proposal, and (ii) Tidel complies with its obligations under Section 8(E)(iii) and (vi) and its disclosure obligations under Section 8(E)(i), (B) all of the conditions to Tidel’s Board of Directors’ right to withhold or withdraw its recommendation of this Transaction in accordance with Section 8(E)(vi) hereof have been complied with (including the expiration of the six Business Day period described therein) with the exception of compliance with the requirement to pay the amounts contemplated pursuant to Section 8(E)(vi) hereof), which amount shall be paid when due pursuant to the terms thereof; and (C) simultaneously therewith, the Tidel Board of Directors withholds or withdraws its recommendation of this Agreement in accordance with Section 8(E)(vi) hereof.
     (v) Buyer agrees that nothing contained in this Section 8(E) shall prohibit Tidel from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with respect to any tender offer.
     (vi) If at any time prior to the Closing a Superior Proposal is received by the Sellers and the Board of Directors of Tidel reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to withhold or withdraw the Board’s recommendation of this Transaction and to enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to its shareholders under applicable law, then the Tidel Board of Directors may withhold or withdraw its recommendation of this Transaction; provided that the Tidel Board of Directors may not withdraw its recommendation pursuant to this Section 8(E)(vi) unless and until (A) six Business Days have elapsed following delivery to Buyer of a written notice of such determination by the Board of Directors of Tidel, and during such six Business Day period Tidel has fully cooperated with Buyer, including, without limitation, informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal and providing to Buyer copies of all documents required by Section 8(E)(i), with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement to provide substantially equivalent value to the Sellers as determined in the reasonable and good faith exercise of the discretion of the Board of Directors of Tidel, so that the transactions contemplated hereby may be effected, it being the intent that Buyer be given the opportunity to consummate the Transaction on substantially equivalent financial terms as any Superior Proposal, without any requirement to provide more favorable terms thereto; (B) at the end of such six Business Day period the Third Party Proposal continues in the good faith judgment of the Board of Directors of Tidel to constitute a Superior Proposal compared to this Transaction or any other offer made by Buyer and the Board of Directors of Tidel confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to withhold or withdraw its recommendation of the Transaction and enter into an agreement to effect the Superior Proposal to comply with its
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fiduciary duties to its shareholders under applicable law; and (C) immediately following such withdrawal, the Sellers or either of them enter into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and immediately following the execution of a definitive agreement for the Superior Transaction, Buyer is paid the Fee by wire transfer of immediately available funds.
(F) Interim Financial Statements. Until the Closing Date, Sellers shall deliver to Buyer within ten (10) Business Days after the end of each month a copy of the unaudited financial statements of Engineering or such month prepared in accordance with Generally Accepted Accounting Principles, consistently applied, in a manner and containing information consistent with Sellers’ current practices.
(G) License of Name. On or before the Closing Date, Tidel shall take all actions necessary to license the use of the name “Tidel” to Sellers as further set out in that certain License Agreement by and between Tidel and Buyer dated as of the date hereof, attached hereto as Exhibit B hereto (the “License Agreement”).
(H) Meeting of Tidel Stockholders.
     (i) In the event that the Board of Directors of Tidel, in its sole discretion, determines that the transactions contemplated by this Agreement require the approval of the holders of Tidel’s common stock, par value $.01 (the “Common Stock”, and such holders, the “Tidel Stockholders”), Tidel will take all action necessary in accordance with applicable law and regulations and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold, as promptly as reasonably practicable after the date hereof, a meeting (the “Stockholders’ Meeting”) of the Tidel Stockholders for the purpose of obtaining approval of this Agreement and the transactions contemplated hereby (the “Transactions”) and shall submit this Agreement and the Transactions for approval by the Tidel Stockholders at such meeting or any adjournment thereof.
     (ii) Unless the Tidel Board of Directors withholds or withdraws its recommendation of this Transaction pursuant to and subject to the conditions of Section 8(E)(vi) above, Tidel, through its Board of Directors, shall recommend approval of the Transactions by the Tidel Stockholders at the Stockholders’ Meeting or any adjournment thereof, shall include such recommendation in the Proxy Statement, and shall use all commercially reasonable efforts to obtain the approval of the Tidel Stockholders. Notwithstanding any such withdrawal, if approval of the Tidel Stockholders is necessary under applicable law for the Sellers to consummate the Transaction, Tidel shall be obligated to convene the stockholders meeting contemplated by this Section 8(H) as soon as reasonably practicable and shall submit the Transaction to a vote of its stockholders as provided herein.
     (iii) As promptly as practicable after the execution of this Agreement, Tidel shall prepare and file with the Securities and Exchange Commission (“SEC”) proxy materials as required by applicable law to solicit from the Tidel Stockholders proxies in favor of the adoption of this Agreement and the approval of the Transactions (the “Proxy Statement”), and shall use reasonable efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall comply with applicable provisions of the Securities Act of 1933, as amended (the “Securities
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Act”) and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Stockholder’s Meeting any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, Tidel shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Buyer and Tidel shall cooperate with each other in the preparation of the Proxy Statement, and Tidel shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between Tidel or any representative of Tidel and the SEC with respect to the Proxy Statement. Buyer and its counsel shall have the right to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Tidel and Buyer agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC in an effort to cause the Proxy Statement to be mailed to the holders of Tidel Stock entitled to vote at the Sellers Stockholders’ Meeting at the earliest practicable time. Tidel agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders’ Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (iv) Buyer acknowledges that as of the date hereof, Tidel is not current in filing its annual reports on Form 10-K and quarterly reports on Form 10-Q (collectively, the “SEC Reports”). In satisfying the covenants in this Section 8, Tidel shall not be required to file any SEC Reports that are currently or may hereinafter become overdue. Additionally, Tidel shall not be required to file a Proxy Statement with the SEC to the extent that Tidel is advised by counsel that such Proxy Statement may not be cleared by the SEC for any reason, including, without limitation, as a result of Tidel’s overdue SEC Reports. The covenants in this Section 8 are furthermore subject to any restrictions or requirements of the rules and regulations of the SEC.
     (v) In no event shall Sellers be required to incur expenses in excess of $50,000 to obtain the legal opinion required by Section 13(B)(ix) of this Agreement. If the expense to obtain this legal opinion exceeds $50,000, Sellers shall not be required to obtain such opinion; however, Sellers and Buyer may, if they shall so mutually agree, in each of their sole discretion, to each pay 50% of the difference between the total cost of obtaining such opinions and $50,000.
9. ADDITIONAL COVENANTS. Each of the parties hereto, as the case may be, hereby covenant and agree as follows:
(A) Taxes.
     (i) Payment; Filing Returns. Sellers shall pay all federal, state and local sales, transfer, excise, value-added, or other similar Taxes that may be imposed by reason of the sale, transfer, assignment, or delivery by Sellers of the Purchased Assets or assumption of the Assumed Liabilities. Sellers shall be responsible for the preparation and filing of all required Tax Returns and shall be liable for the payment of any and all Taxes relating to all periods
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through and including the Closing Date (including all Taxes resulting from the sale and transfer by the Sellers of Purchased Assets hereunder).
     (ii) Cooperation. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Liabilities and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 8(A)(ii). Buyer shall retain possession of all files and records transferred to Buyer hereunder, if any, and coming into existence after the Closing Date that relate to the Business before the Closing Date, for a period not to exceed five (5) years from the Closing Date.
(B) Employee Matters.
     (i) Transferred Employees. Subject to and in accordance with the provisions of this Section 9(B), Buyer shall offer full-time employment, effective upon the Closing, to certain Employees identified by Sellers and who Buyer agrees are necessary to operate the Business and are acceptable to Buyer, as listed on Section 9(B) of the Disclosure Schedule (the “Transferred Employees”), subject without limitation to Buyer’s hiring policies. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that Sellers provide Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each Transferred Employee disclosing all wages and other compensation paid prior to the Closing Date, and Taxes withheld therefrom, and Sellers shall be relieved of the responsibility to do so. All such information provided by Seller shall be accurate, correct and complete.
     (ii) Offer of Employment. On or prior to the date of Closing, Buyer shall offer to each of the Transferred Employees an employment position similar to his or her position with Sellers on the Closing Date on terms and conditions substantially equivalent to the terms and conditions of employment and benefits for current employees of Buyer in similar job classifications and grades. Buyer shall hire all Transferred Employees who accept such offer, and shall deliver to Seller a list of all of the Transferred Employees who accept such offer, which list shall be included in Section 9(B) of the Disclosure Schedule (the “Accepted Employees”). The parties hereto agree to coordinate their efforts in order to effect a smooth transition of the payroll for the Employees from Sellers to Buyer. Buyer shall not, however, in any event have any responsibility for any employee litigation or potential litigation matters, nor for any other employment-related claims, including but not limited to claims for severance, asserted by any employee of Sellers (except for claims brought by Accepted Employees who accept Buyer’s offer of employment related solely to Buyer’s actions occurring after such acceptance).
     (iii) Eligibility. Each of the Transferred Employees shall be eligible to participate in all health, defined and welfare benefits currently offered by Buyer to its employees, including, but not limited to, medical, dental, life, disability, vacation and 401(k) plans (subject to complying with eligibility requirements). For purposes of administering such plans or programs,
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past service with Sellers shall be deemed to be service with Buyer for purposes of determining eligibility to participate and vesting (if applicable), in such welfare plans and programs, unless otherwise expressly agreed by Buyer in writing. Coverage for Accepted Employees under Buyer’s benefit plans and programs shall commence as of 12:01 a.m. on the Closing Date. Sellers shall retain responsibility for all vacation time for Accepted Employees accrued on or before the Closing Date and for any claims under its health insurance policies made by Accepted Employees arising out of insurable losses incurred or claims accrued on or prior to the Closing Date.
     (iv) Transition. The employment of each Accepted Employee by Sellers shall end effective as of the close of business on the day before the Closing Date and the employment of the Accepted Employees by Buyer shall commence at or after 12:01 a.m. on the Closing Date. Buyer and Sellers agree to cooperate in jointly notifying the Employees of the termination of their employment by Seller and the offer of employment by Buyer.
     (v) Vacation Benefits. Buyer shall offer and pay for all vacation benefits of the Transferred Employees who become Accepted Employees accrued while employed by Sellers but not taken as of the Closing Date, but only to the extent disclosed in the Disclosure Schedule. Buyer and Sellers acknowledge and agree that Buyer shall not assume any liabilities for vacation benefits accrued through the Closing Date for any Transferred Employee that does not become an employee of Buyer after the Closing.
     (vi) COBRA. Sellers shall remain solely liable or responsible for all COBRA obligations of Sellers arising from any qualifying event as defined under Section 4980B(f)(3) of the Code and ERISA Section 603 occurring on or before the Closing Date.
     (vii) Option Cancellation Agreements. The parties acknowledge that Buyer does not hereby assume and shall not have any liability for the payment of any option payments to Employees hereunder or the administration of any options of Sellers.
(C) Payment of Liabilities. Prior to the Closing Date, Sellers shall pay or otherwise satisfy in the ordinary course of business all of its retained liabilities and other obligations associated with the Business.
(D) Noncompetition, Nonsolicitation and Nondisparagement
     (i) Noncompetition with Buyer. For a period of five (5) years after the Closing Date, Sellers shall not anywhere in the world (the “Restricted Area”), directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, act as a broker for, render services to, be employed by or guarantee the obligations of any Person engaged in or planning to become engaged a business similar to the Business or the business of manufacturing, assembly, selling, marketing, distribution or servicing Automated Teller Machines (ATMs) (a “Buyer Competing Business”). In order to induce Buyer to enter into this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Sellers agrees that for a period of five (5) years following the Closing Date, Sellers shall not engage, either directly or indirectly, on their own behalf or as a partner, member, owner, director, officer, employee, agent, contractor, shareholder or otherwise, anywhere within the Restricted Area, in any business that is
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involved or engaged, directly or indirectly, in a Buyer Competing Business. With respect to the covenants and agreements set forth in this Section 9(D), Sellers agree that it may be impossible to measure in monetary terms the damages which will accrue to Buyer by reason of an actual breach by it of such covenants and agreements, that a violation of such covenants and agreements will cause irreparable injury to Buyer, and that Buyer shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Sellers from violating, or continuing to violate, such covenants and agreements. Nothing in this Section 9(D) shall be deemed to limit Buyer’s right to recover damages caused by any actual breach by Sellers.
     (ii) Nonsolicitation.
     (a) Buyer agrees that it shall not, for a period of two (2) years from the Closing Date, either directly or indirectly on its own behalf or in association with or on behalf of others, directly or indirectly, solicit, entice or induce any employee or independent consultant of Sellers to leave its service with Sellers or solicit, entice or induce for employment or employ, whether as an advisor, independent consultant or otherwise, any person who was, either at the Closing Date or within a period of three months prior thereto, an employee of Sellers.
     (b) Each Seller agrees that it shall not, for a period of two (2) years from the Closing Date, either directly or indirectly on its own behalf or in association with or on behalf of others, directly or indirectly, solicit, entice or induce any employee or independent consultant of Buyer to leave its service with Buyer or solicit, entice or induce for employment or employ, whether as an advisor, independent consultant or otherwise, any person who was, either at the Closing Date or within a period of three months prior thereto, an employee of Buyer.
     (c) The geographic scope of this Section 9(D)(ii) shall extend worldwide to anywhere the Buyer or Sellers are doing business, has done business or has plans to do business, or to such lesser geographic area as a court of competent jurisdiction may direct. The provisions of 9(D)(ii) shall not be deemed to apply to or include general solicitations of employment that are not specifically directed towards employees of the other party.
     (iii) Nondisparagement. After the Closing Date, neither party will disparage any other party hereto or any of such party’s managers, directors, officers, employees, representatives or agents.
     (iv) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 9(D) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 9(D) will be enforceable as so modified after the expiration of
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the time within which the judgment may be appealed. This Section 9(D) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests in the geographical locations in which the business operates and the value of the Purchased Assets and to prevent any unfair advantage conferred on Sellers.
     (v) Payment. In consideration of the Agreements contained in this Section 9(D), Buyer shall pay Sellers, or to certain current named employees of Sellers, at Sellers’ sole discretion, a total of $100,000 paid as of the Closing Date, in exchange for transition cooperation and non-competition agreements (for 5-year periods each with respect to non-competition), which $100,000 shall be allocated as designated by Seller’s compensation committee (the “Noncompete Payment”).
(E) Further Assurances. Sellers agrees to cooperate with Buyer and its authorized representatives in connection with any steps required to be taken as part of Sellers’ respective obligations under this Agreement, and shall (i) furnish upon request to Sellers such further information; (ii) execute and deliver to Sellers such other documents; and (iii) do such other acts and things, all as Buyer may request for the purpose of carrying out the intent of this Agreement and the transactions contemplated thereby.
(F) Collection of Accounts Receivable. After the Closing Date, Buyer shall collect any Accounts Receivable that were generated in connection with the Business prior to the Closing Date. Sellers shall promptly remit to Buyer any such payments on the Accounts Receivable received by Sellers after the Closing Date. After the Closing Date, Buyer shall have the right to notify any customers who owe Sellers any amounts properly payable to Buyer to send their payments directly to Buyer.
(G) Necessary Action. Sellers shall each, at its own expense, and subject to Section (J) hereof, both prior to and after the Closing, take all necessary action, obtain any consents, approvals and amendments of agreements required to carry out the transactions contemplated by this Agreement and to satisfy any conditions for which any of them is responsible hereunder.
(H) Satisfaction of Doubtful Accounts. With respect to the collection, satisfaction, sale or other monetization of the Seller Doubtful Accounts as set forth in Section 1(Q), for a period of 2 years following the Closing, Buyer shall be entitled to retain the first Two Million Dollars ($2,000,000) (without reduction for any costs or other expenses of collection) of any proceeds or other value received by Buyer or its Affiliates, but with respect to any amounts received above such amount (without reduction for any costs or other expenses of collection), if any, Buyer and Sellers shall share such proceeds on a 50/50 basis and Sellers’ share shall be promptly paid by Buyer to Seller within ten Business Days of receipt for such proceeds or other value. Buyer shall deliver to Sellers on each of the first two anniversaries of the Closing a certificate signed by its Principal Financial Officer describing any proceeds or other value received, confirming that no other amounts have been received and confirming that 50% of the proceeds or other value in excess of $2,000,000 in the aggregate have been paid to Sellers.
(I) Tidel Lease.
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     (i) In connection with the Sellers’ relocation to another facility following the Closing Date, the parties acknowledge that it may be difficult for the Sellers to obtain alternative space on reasonable terms, and accordingly the Buyer and NCR Corporation agree to guaranty the payment of a lease for space to conduct Sellers’ remaining businesses for a period of up to 12 months, or to otherwise provide such security requested by a prospective landlord for such period.
     (ii) Buyer and NCR Corporation further agree that if the costs and expenses of Sellers’ relocation to another location exceed $500,000, then they will pay to Sellers one half of the amount that such costs and expenses exceed $500,000.
     (iii) The foregoing (I)(i) and (I)(ii) shall not apply should Buyer not be able to obtain the Landlord’s consent per 9(J) below.
(I) Seller Covenant. Sellers shall use their commercially reasonable efforts to obtain an opinion from their financial advisor as to whether the transactions contemplated hereunder are fair to the TidelStockholders from a financial point of view and shall provide such financial advisor with all information reasonably required to render such opinion.
(J) Transferred Lease. The parties hereto acknowledge and agree that assignment of the Transferred Lease to Buyer as of the Closing Dates, as provided for herein, requires consent of the Landlord. While it shall not be a condition of Closing that such consent be obtained, Seller shall use their best efforts to obtain the consent of the Landlord under the Transferred Lease to assign the Transferred Lease to Buyer within 30 days from the Effective Date of this Agreement. If consent is not obtained Buyer shall have the option to terminate this Agreement as set out is Section 14(B)(vi).
10. INDEMNIFICATION.
(A) Sellers Indemnification. Sellers agree to protect, defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, managers, shareholders, members, successors and assigns, from any and all losses, claims, liabilities, obligations, deficiencies, assessments, fines, costs, and damages (including, without limitation, interest, penalties, reasonable legal fees and reasonable accounting fees), whether fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments and judgments (collectively, “Damages”), resulting from, arising from or relating to: (a) any liability of Sellers or the Business arising on or before the Closing Date other than the Assumed Liabilities; (b) any events relating to the Business occurring on or before the Closing Date; (c) any misrepresentation, inaccuracy or breach of any warranty or representation by Sellers in this Agreement; (d) any material failure of Sellers to perform any covenant or agreement in the Transaction Documents in a timely manner and the failure of which remains uncured for a period of ten (10) Business Days after receipt of written notice from Buyer setting forth in reasonable detail the nature of such material failure; or (e) any forfeitures, fines, penalties, or other sanctions imposed as a result of noncompliance by Sellers prior to the Closing Date with any Laws applicable to the Business or the Purchased Assets.
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(B) Indemnification. Buyer shall protect, defend, indemnify and hold harmless Sellers and their directors, officers, employees, agents, managers, shareholders, partners, members, successors and assigns, from and against any and all Damages resulting from, arising from or relating to: (a) the Assumed Liabilities; (b) any misrepresentation, inaccuracy or breach of any warranty or representation by Buyer in this Agreement; (c) the operation or ownership of the Business and the Purchased Assets after the Closing Date; (d) any events relating to the Business occurring after the Closing Date; and (e) any material failure of Buyer to perform any covenant or agreement in Transaction Documents in a timely manner and the failure of which remains uncured for a period of ten (10) Business Days after the receipt of written notice from Sellers setting forth in reasonable detail the nature of such material failure.
(C) Exclusive Remedy. The parties hereby acknowledge and agree that, from and after the Closing, except for the rights and remedies of Buyer contained in Sections 5(B) and 16, their sole remedy with respect to any and all claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Section. In furtherance of the foregoing, the parties hereby waive, from and after the Closing, to the fullest extent permitted by Law, any and all other rights, claims and causes of action they may have against the other parties hereto, or any of the other parties’ officers, directors, employees, agents, managers, members, shareholders, representatives and Affiliates relating to any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation contained in the Transaction Documents.
(D) Basket. In no event may either party make a claim for Damages pursuant to this Section 10 unless and until the total amount of such claim individually exceeds Ten Thousand Dollars ($10,000), or such claim and other current or prior claims, in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the “Basket”), and in such event, then the Indemnitor (as defined in subsection (G) below) shall reimburse the Indemnitee (as defined in subsection (G) below) for the amount of all Damages incurred by the Indemnitee under this Agreement. Notwithstanding anything herein to the contrary, the Basket shall not apply with respect to any breach of any representation or warranty involving fraud or fraudulent misrepresentation.
(E) Survival.
     (i) With respect to any and all claims among the parties hereto arising in connection with this Agreement, the representations, warranties, covenants and agreements that are set forth in this Agreement shall be continuing and shall survive the Closing for a period of nine (9) months except (1) the representations and warranties set out in Sections 6(R),(U) and (BB), which shall survive for the period of the applicable statute of limitations plus thirty (30) days; (2) the representations and warranties set out in Sections 6 (C) and (F) shall indefinitely survive the Closing; and (3) in the case of a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time, subject only to applicable limitation periods imposed by Law (the period during which the representations and warranties and covenants and agreements shall survive being referred to herein with respect to such representations and warranties and covenants and agreements as the “Survival Period”), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim
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shall have been made pursuant to this Section 10(E) within the Survival Period with respect to such matter.
     (ii) All claims made hereunder prior to the expiration of the applicable survival period stated above, but are not yet settled, shall be subject to the indemnification provisions hereunder.
(F) Procedure for Indemnification. If a party entitled to indemnification under this Agreement (an “Indemnitee”) asserts that a party obligated to indemnify it under this Agreement (an “Indemnitor”) has become obligated to such Indemnitee pursuant to this Agreement, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall promptly give written notice to the Indemnitor. The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice and shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. The parties shall in no case settle or compromise the other’s Claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of the other party if such settlement, compromise or judgment would adversely affect the rights of the other party in any continuing manner.
11. CONDITION PRECEDENT TO BUYER’S OBLIGATION TO PERFORM.
The obligation of Buyer to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Buyer at or prior to the Closing of the following conditions:
(A) All organizational approvals necessary to authorize the transaction contemplated under this Agreement shall have been obtained by Buyer (or obtained by Sellers and evidence of such approval is delivered to Buyer), including without limitation either (i) an opinion reasonably acceptable to the Sellers and Buyer, of Delaware counsel that is reasonably acceptable to the Sellers and the Buyer, stating the approval by the Tidel Stockholders is not required under Law for the consummation of the transactions contemplated herein; or (ii) the approval of the transactions contemplated herein by proxy or written consent of a majority of the holders of the outstanding shares of Common Stock or securities convertible or exchangeable into Common Stock and having the right to vote in such matter in a form and substance reasonably acceptable to the Buyer;
(B) All necessary consents of third parties to the transaction contemplated by the Transaction Documents shall have been obtained by Sellers or Buyer, as applicable, including, without limitation, (i) any required consents in the Contracts, and (ii) any required consents of creditors,
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lessors, suppliers and Governmental Authorities including without limitation those listed in Section 6(V) of the Disclosure Schedule, attached hereto;
(C) All representations and warranties by Sellers in this Agreement or in any document delivered by Sellers pursuant to this Agreement shall be true and correct in all material respects on and as of the Effective Date and the Closing Date;
(D) Sellers shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them on or before the Effective Date and the Closing Date;
(E) Sellers shall have delivered all of the documents, agreements, instruments and other items that Sellers are required to deliver at the Closing pursuant to Section 13(B) of this Agreement;
(F) Since the Effective Date, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated under this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions;
(G) Sellers shall have provided assistance as requested by Buyer in obtaining, and Buyer shall have obtained, appropriate amendments to or terminations of any third party agreements that Buyer and Sellers mutually agree appropriate in their reasonable discretion, provided, however, Sellers shall not be required to make any payment in connection herewith.;
(H) Seller shall have obtained the consent to assign the Transferred Lease.
12. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO PERFORM.
The obligation of Sellers to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Sellers at or prior to the Closing of the following conditions:
     (A) All representations and warranties by Buyer in this Agreement or in any document delivered by Buyer pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date and the Effective Date;
     (B) All organizational approvals necessary to authorize the transactions contemplated herein shall have been obtained by Sellers;
     (C) Buyer shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Effective Date and the Closing Date;
     (D) Buyer shall have delivered all of the documents, agreements, instruments and other items that Buyer is required to deliver at the Closing pursuant to Section 13(C) of this Agreement;
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     (E) All organizational approvals necessary to authorize the transaction contemplated under this Agreement shall have been obtained by Buyer (or obtained by Sellers and evidence of such approval is delivered to Buyer), including without limitation either (i) an opinion reasonably acceptable to the Sellers and Buyer, of Delaware counsel that is reasonably acceptable to the Sellers and the Buyer, stating the approval by the Tidel Stockholders is not required under Law for the consummation of the transactions contemplated herein; or (ii) the approval of the transactions contemplated herein by proxy or written consent of a majority of the holders of the outstanding shares of Common Stock or securities convertible or exchangeable into Common Stock and having the right to vote in such matter in a form and substance reasonably acceptable to the Buyer.
     (F) Since the Effective Date, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated under this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions;
     (G) The Buyer shall make the Noncompete Payment at Closing; and
     (H) Sellers shall have received an opinion from a financial advisor that this transaction is fair from a financial point of view to the Tidel Stockholders.
13. CLOSING.
     (A) The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place on or before December 31, 2005 (the “Closing Date”) at the offices of Sellers in Houston, Texas. If any of the parties determines prior to the Closing Date that any of the conditions set forth in Sections 11 or 12 have not been met and will not be able to be met on or prior to the Closing Date, such party shall notify the other in writing at the address set forth in Section 17 below prior to the Closing Date.
     (B) At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Buyer and its counsel):
     (i) A counterpart to the License Agreement, duly executed by Sellers;
     (ii) A counterpart to the Bill of Sale in a form to be mutually agreed, duly executed by Sellers;
     (iii) A counterpart to the Assignment and Assumption Agreement in a form to be mutually agreed (the “Assignment Agreement”), duly executed by Sellers;
     (iv) Such other deeds, bills of sale, assignments and other instruments of sale, in form and substance reasonably satisfactory to Buyer’s counsel, as shall be required or as may be desirable to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances;
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     (v) A certificate signed by an authorized officer of each of the Sellers and dated as of the Closing Date, certifying that the representations and warranties of Sellers contained in this Agreement are true and correct on the Closing Date as if such representations and warranties were made on the Closing Date;
     (vi) An incumbency and specimen certificate with respect to the officer(s) of Sellers executing the Transaction Documents to which such entity is a party;
     (vii) Certificates of good standing for Sellers issued not earlier than thirty (30) days prior to the Closing Date by the Secretary of State of Delaware or Texas as applicable;
     (viii) An opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, legal counsel to Sellers, in a form reasonably acceptable to Buyer;
     (ix) Either (i) approval of the Tidel Stockholders to the consummation of the transactions contemplated herein; or (ii) subject to Section 8(H)(v) hereof, an opinion that is acceptable to both Buyer and Sellers of Delaware counsel acceptable to both Buyer and Sellers stating that the transactions contemplated herein do not require the approval of the Tidel Stockholders under Law;
     (x) A Release of Liens as may be identified by the Buyer prior to the Closing;
     (xi) A counterpart to the Escrow Agreement, duly executed by Sellers;
     (xii) All of the required consents from third Persons set forth in Section 13(B)(xi) of the Disclosure Schedule; and
     (xii) Execution of certain contracts between Buyer and the individuals listed on Schedule 13(B)(xii) of the Disclosure Schedule (the “Key Employment Agreements”).
     (C) At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Sellers and its counsel):
     (i) A counterpart to the Bill of Sale, duly executed by Buyer;
     (ii) A counterpart to the Assignment Agreement duly executed by Buyer;
     (iii) A counterpart to the License Agreement, duly executed by Buyer;
     (iv) A certificate signed by an authorized officer of Buyer and dated as of the Closing Date, certifying that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on the Closing Date as if such representations and warranties were made on the Closing Date;
     (v) An incumbency and specimen certificate with respect to the officer(s) of Buyer executing the Transaction Documents to which Buyer is party;
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     (vi) The Initial Payment and the Noncompete Payment;
     (vii) A counterpart to each of the Key Employment Agreements being entered into by the Key Employees to the extent provided herein, duly executed by Buyer; and
     (viii) A counterpart to the Escrow Agreement, duly executed by Buyer.
14. TERMINATION.
(A) Sellers may, on or prior to the Closing Date, terminate this Agreement without liability if:
     (i) there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of Sellers or if any representations or warranties of Buyer shall have become untrue, provided that Sellers has not materially breached any of its obligations hereunder; or
     (ii) there shall have been a material breach by Buyer of any of its covenants or agreements hereunder and such breach would result in a Material Adverse Effect on the ability of Buyer or Sellers to consummate the transactions contemplated by this Agreement, and Buyer has not cured such breach within ten (10) Business Days after notice by Sellers thereof setting forth in reasonable detail the nature of such breach; provided that Sellers has not materially breached any of its obligations hereunder; or
     (iii) any condition to Closing set forth in Sections 11-13 shall not have been fulfilled or waived by Sellers by the Closing Date; or
     (iv) if the meaning Closing has not occurred by December 31, 2005, unless such date is extended by the mutual written consent of Sellers and Buyer; provided, however, that this right to terminate shall not be available to Sellers if Sellers’ failure to fulfill in any material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before the Closing Date; or any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become non appealable, and if this agreement is terminated under this Section 14(A)(iv), neither Buyer nor Seller shall have any liability hereunder. Notwithstanding the foregoing, in no event shall Sellers have any liability in connection with a termination of this Agreement by any party hereto due to (a) the failure to file a Proxy Statement or obtain the approval of the Tidel Stockholders to the transactions contemplated herein, (b) the failure of Tidel’s Board of Directors to determine that the transactions contemplated hereby require the approval of the Tidel Stockholders; (c) the failure of Tidel to obtain a legal opinion of counsel stating that the approval of the Tidel Stockholders is not required under any Law, or (d) the failure of Seller to assign the Transferred Lease due to failure to receive consent from the landlord thereunder, provided in each instance that Seller has applied good faith efforts to obtain said consent, approval or opinions; nor shall failure to do any of the foregoing preclude Sellers from terminating this Agreement; or
(B) Buyer may, on or prior to the Closing Date, terminate this agreement without liability if:
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     (i) there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of Sellers or if any representations or warranties of the Sellers shall have become untrue provided that Buyer has not materially breached any of its obligations hereunder;
     (ii) there shall have been a material breach by Sellers of one or more of its covenants or agreements hereunder having a Material Adverse Effect on Sellers or materially adversely affecting (or materially delaying) the ability of Sellers and Buyer to consummate transactions contemplated by this Agreement, and Sellers has not cured such breach within ten (10) Business Days after notice by Buyer thereof setting forth in reasonable detail the nature of such breach, provided that Buyer has not materially breached any of its obligations hereunder,
     (iii) any condition to Closing set forth in Section 13 shall not have been fulfilled or waived by Buyer by the Closing Date;
     (iv) if the Closing has not occurred by December 31, 2005, unless such date shall have been extended by the mutual written consent of Sellers and Buyer; provided, however, that this right to terminate shall not be available to Buyer if Buyer’s failure to fulfill in any material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before the Closing Date; or any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become non appealable, and if this agreement is terminated under this Section 14(B)(iv), neither Buyer nor Seller shall have any liability hereunder.
(v) if Buyer shall not have entered into Employment Agreements with two of the Key Employees within thirty days following the Effective Date, them Buyer may terminate within 10 days following the end of such 30 day period by providing notice to Sellers pursuant to Section, provided however if Buyer does not terminate pursuant to this Section 12(B)(v) Purchase Price shall be adjusted pursuant to Section 5(F).
(vi) With reference to section 9(J) regarding the Transferred Lease, Buyer may terminate this Agreement if the consent of the Landlord is not obtained within 30 days from the Effective Date.
(C) This agreement may be terminated by mutual written consent of Seller and Buyer (in which case neither Buyer nor Seller shall have any liability hereunder).
(D) Procedures Upon Termination. In the event of termination pursuant to this Section 14, written notice shall forthwith be given to the other party or parties, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto; provided, however, that nothing contained herein shall be construed to prevent any parties hereto from pursuing any remedy available at law or in equity for any breach, violation, default or other failure of performance of any other party hereto prior to Closing.
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15. CONFIDENTIALITY.
(A) Confidential Nature of Information. Each of Parent and Buyer, as a party on the one hand, and Sellers, as a party on the other, agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event that such transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No Person shall use any confidential information, including, without limitation, with respect to the Business, any information relating to the Business or customers, suppliers, contractors, subcontractors and licensors, in any manner whatsoever except for (a) the purpose of evaluating the proposed purchase and sale of the Purchases Assets or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; (b) where the disclosure of any portion thereof is required by applicable law or determined to be necessary to comply with any court order or Governmental Authorization (but only to the extent so required); provided, however, that such party shall first notify the other party of any such requirement and, if the other party desires, shall cooperate with that party to seek approval to prevent or limit such disclosure; (c) where the disclosure of any portion thereof is required in order to obtain any of the consents contemplated hereby, and both parties agree in writing that such disclosure is necessary; (d) where the information becomes generally available to the public other than as a result of a disclosure by Buyer or Sellers; or (e) where the information is or becomes lawfully available to Buyer from a source other than Sellers. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any confidential information related to the Purchased Assets or the Business. Notwithstanding the foregoing, the parties hereto hereby reaffirm the confidentiality provisions set forth in that certain Letter of Agreement Regarding Potential Transaction by and between Parent and Tidel, dated as of September 30, 2004. The parties acknowledge and agree that this Agreement and a description hereof will be made publicly available by Tidel upon its execution, but only to the extent required by applicable federal securities law.
16. DISPUTE RESOLUTION.
(A) Injunction. Each of the parties hereto acknowledges and agrees that a party may be irreparably damaged if an Intellectual Property, non-compete, non-solicitation or non-disparagement (“Special Claims”) provision of this Agreement is not performed in accordance with their specific terms and that such breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, any of the parties hereto shall be entitled to seek to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent
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any breach or threatened breach of any of the provisions of this Agreement, without posting any bond or other undertaking.
(B) Arbitration. In the event that there is a dispute arising out of or relating to this Agreement, the relationships created by it or the transactions occurring under it, the parties hereto shall attempt in good faith to resolve such disputes promptly by negotiation. Any party may give the other parties written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a brief statement of such party’s position. Within ten (10) calendar days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. Key documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the Parties as provided by this subsection (B). If the dispute has not been resolved by negotiation within thirty (30) calendar days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) calendar days of the Notice of Dispute, then any controversy or claim arising out of or relating to this Agreement, other than a Special Claim, shall be resolved by arbitration in accordance with the following provisions. Notwithstanding anything contained in this Section 16 to the contrary, any matter where injunctive relief is sought may be brought by any party to a court of competent jurisdiction.
(C) Forum and Jurisdiction. The forum for the arbitration shall be Dayton, Ohio. Intellectual Property claims and injunctive relief claims shall be brought in the U.S. District Court for the Southern District of New York, New York (the “Courts”). The parties hereto submit to the jurisdiction of the Courts with respect to Special Claims. The parties hereto waive all claims of forum non conveniens or similar doctrines.
(D) Administration. The arbitration shall be administered by the American Arbitration Association (“AAA”), pursuant to its then-current Commercial Arbitration Rules of the AAA (the “AAA Rules”), as modified by this Agreement and by other provisions that the parties may jointly agree upon in writing. There shall be a single arbitrator, mutually selected by the parties. In the event that the parties cannot mutually select the arbitrator then Sellers shall select one (1) arbitrator and Buyer shall select one (1) arbitrator and the two arbitrators selected by the parties shall select a third arbitrator who shall conduct the arbitration (the “Arbitrator”). The Arbitrator shall (a) be a licensed attorney with at least fifteen (15) years of experience in corporate law matters and (b) have experience in the industry in which the Business operates. If either party brings a claim in a competent court that is required by this Section 16 to be brought in arbitration, and the party successfully moves for an order compelling arbitration, the non-prevailing party shall be obligated to pay the prevailing party’s costs and reasonable attorney fees associated therewith. Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including the claims asserted and the material issues with respect thereto) and shall be served upon to the other party.
(E) Decision. The decision of the Arbitrator on the merits or any disposition or partial shall be in writing, and shall describe in detail the legal reasoning adopted by the Arbitrator in support of its decision. The Arbitrator shall hear and determine, in advance of the hearing on the merits, any dispositive or partially dispositive motions. The Arbitrator’s decision shall be final and
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binding on the parties, however, that errors of law may be appealed to the Courts for review and correction or entered for enforcement.
(F) Discovery. For the Arbitration, discovery from the other party shall be limited to requests for production of documents and to five (5) depositions. No additional formal discovery from the other party (e.g., interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the Arbitrator for good cause shown. If disputes are entered into the Courts, discovery shall be as permitted under the governing law.
(G) Expenses. Each party shall bear its own costs of arbitration or litigation hereunder. In the event of arbitration, the fees and expenses of the Arbitrator shall be shared equally between the parties.
(H) Remedies; Award. The Arbitrator shall have no authority to award treble, exemplary, consequential or punitive damages of any type, or other damages elsewhere excluded in this Agreement, under any circumstances. In making an award the Arbitrator shall be bound by all limitations set forth in this Agreement.
(I) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY
17. NOTICES. Any notices or demands to another party under the terms of this Agreement shall be sent (a) by personal service, (b) by United States registered or certified mail, postage prepaid and return receipt requested, or (c) by a nationally recognized overnight courier, and shall be deemed effective (a) immediately upon personal delivery or (b) five Business Days after deposit in the mail or (c) one Business Day after deposit with the courier, and addressed to:
If to Buyer:
General Counsel Notices
NCR Corporation
Law Department
1700 S. Patterson Blvd., WHQ-1
Dayton, Ohio 45479-0001
If to Seller:
Tidel Technologies, Inc.
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2900 Wilcrest Drive, Suite 205
Houston, Texas 77042
Attn: Chief Executive Officer
With a copy to (which copy shall not constitute notice):
Olshan Grundman Frome Rosenzweig
& Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam W. Finerman
Any party may change the address to which notices are to be addressed by giving the other party notice in the manner set forth herein.
18. NO ASSIGNMENT. This Agreement, and the covenants herein contained, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement, either in part or in whole, without the prior written consent of the other party.
19. PUBLIC ANNOUNCEMENTS. Any public announcement, press release or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the parties may mutually determine. Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, the parties acknowledge that Tidel will disclose this Agreement, its terms and conditions, including a copy thereof, but only to the extent required pursuant to federal securities law.
20. WAIVER. The waiver by either party to this Agreement of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any breach of any other provision of this Agreement.
21. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, the remainder of this Agreement shall, nevertheless, remain in full force and effect.
22. GOVERNING LAW. This Agreement shall be governed in all respects including its validity, construction, interpretation, breach, performance, termination, and with respect to matters of arbitrability of disputes and claims, by and in accordance with the laws of the State of New York and any applicable federal laws. For any actions arising in connection with this Agreement, the proper venue shall be in any federal or state court in New York, however the parties agree that any arbitration will be conducted in Dayton, Ohio
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23. CAPTIONS. Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed on original, but all of which taken together shall constitute one Agreement.
25. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Schedules and Exhibits attached hereto, supersedes all other agreements and understandings between the parties, either oral or written, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all of the parties hereto.
26. CONSENTS TO ASSIGNMENTS. Subject to Section 9(J) hereof, nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any Permit, Contract or other agreement to which Sellers is a party, if the attempted assignment thereof without the consent of the other party to such Permit, Contract or other agreement would constitute a breach thereof or affect in any way the rights of Sellers thereunder.
27. EXPENSES. Each of the parties shall pay its expenses and costs incurred or to be incurred by it in negotiating, closing, and carrying out this Agreement, including, without limitation, all legal and accounting fees.
28. DEFINITIONS. As used herein, the following capitalized terms have the following meanings:
(A) “Affiliate” means, as to any Person, (a) any subsidiary of such Person and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer, director, general partner or member of such Person, and each Person who is the beneficial owner of twenty-five percent (25%) or more of such Person’s outstanding stock having ordinary voting power of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(B) “Business Day” means any day other than Saturday, Sunday, and any day on which commercial banks in the State of Texas are authorized by Law to be closed.
(C) “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations adopted thereunder.
(D) “Current Liabilities” shall include all Accounts Payable, accrued expenses and accrued Tax liabilities of the Company on the Closing Date net of any and all accrued interest on any long-term or short-term debt obligations of Sellers.
(E) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations adopted pursuant thereto.
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(F) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.
(G) “Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.
(H) “Law” means any federal, state, local or foreign law, ordinance, order, rule, regulation, license or permit, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority of the United States of America, any state or political subdivision thereof or any foreign Governmental Authority.
(I) “Material Adverse Effect” means, when used with respect to Sellers, any event, condition, change, occurrence or circumstance which has a material adverse effect on the Purchased Assets on the whole, operations, business, or financial or other condition of the Business on the whole, as now conducted by Sellers.
(J) “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NCR TEXAS LLC	TIDEL TECHNOLOGIES, INC.

By:

By:

Its:

TIDEL ENGINEERING LP

FOR PURPOSES OF SECTION 9(I) ONLY:	BY:

NCR CORPORATION	ITS

BY
ITS

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ASSET PURCHASE AGREEMENT
DISCLOSURE SCHEDULE
[SELLERS TO PROVIDE.]
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SCHEDULE LIST
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EXHIBIT B
Fairness Opinion of Stifel

One Financial Plaza 501 N. Broadway St. Louis, MO 63102 314-342-2000
PRIVILEGED AND CONFIDENTIAL
October 27, 2005
The Board of Directors
Tidel Technologies Inc.
2310 McDaniel Drive
Carrollton, Texas 75006
To the Members of the Board of Directors:
     You have requested our opinion to the effect that the Acquisition (as described below) is fair, from a financial point of view, to Tidel Technologies Inc. (“Tidel” or “the Company”). Pursuant to the Asset Purchase Agreement (the “Agreement”) dated February 19, 2005, by and among Tidel and NCR Corporation (“NCR”), NCR will acquire certain assets and liabilities of Tidel’s Automated Teller Machines (ATM) division described in the Agreement in exchange for cash in the amount of $10,175,000. As set forth in the Asset Purchase Agreement, the Purchase Price is subject to adjustment based upon the book value of the assets delivered, to the extent such value is 5% greater than or less than $6,500,000 (no less than $6,175,000 and no greater than $6,825,000).
     Stifel, Nicolaus & Company, Incorporated (“Stifel”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. We have acted as sole financial advisor to the Board of Directors of Tidel in connection with the rendering of an opinion as to the fairness, from a financial point of view, to the Company and its shareholders regarding the Agreement as described above. The Company has agreed to indemnify us against certain liabilities arising out of our engagement. We will receive a fee upon the rendering of this opinion.
     During the period of our engagement in connection with this opinion (the “Opinion Engagement”) we were also engaged as sole financial advisor to the Board of Directors of Tidel in connection with the potential sale of the Company’s Timed Access Cash Controller (“TACC”) division (the “TACC Engagement”). We have previously informed the Board that Stifel’s managing director responsible for the Opinion Engagement through September 19, 2005 has received an offer of employment with the TACC division following the sale of that division, which an offer is currently being considered. Effective September 19, 2005 we reassigned responsibility for the Opinion Engagement to another Stifel managing director and removed the prior managing director from any further responsibility for the Opinion Engagement. We terminated the TACC Engagement effective September 26, 2005 and will receive no fee in connection with the TACC engagement other than the reimbursement of expenses.
Over a Century of Knowledge and Service

MEMBER SIPC AND MEMBERS, NEW YORK STOCK EXCHANGE, INC., CHICAGO AND AMERICAN STOCK EXCHANGES

     In the ordinary course of business, Stifel may actively trade in the equity and derivative securities of Tidel for its own account and/or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stifel has in the past provided and may in the future provide additional investment banking or other financial advisory services to Tidel.
     In order to provide our fairness opinion, we relied on materials provided from a variety of sources and considered a number of factors involving the ATM division and the Company’s current condition.
     In rendering our opinion, we reviewed originals or copies represented to us as true copies of the following materials:
1)	The Agreement;

2)	The ATM division’s historical year end Income Statements for the fiscal years ended September 30, 2001, September 30, 2002, September 30, 2003 and September 30, 2004;

3)	The ATM division’s historical quarterly Income Statements for Q1, Q2, and Q3 2005;

4)	The ATM division’s 2005 and 2006 quarterly estimated budgets;

5)	The ATM division’s 2005 through 2010 annual projections; and

6)	Other due diligence data provided to NCR and Stifel by Tidel regarding Tidel’s technology agreements with vendors;

7)	Orders of the bankruptcy court issued in connection with Tidel’s Credit Card Center (“CCC”) bankruptcy and other documents from the bankruptcy court, the Company’s building lease, and other Company related information.
     In addition to the above-listed documents, we analyzed and took into account the following considerations:
a)	The form of the transaction, which is structured as an asset transaction;

b)	The ATM division’s operating losses, gross margins, inventory aging, and unit sales trends and the current and historical status (since 1998) of the ATM market and the resulting effects on it from Credit Card Center’s bankruptcy;

In rendering our opinion as to the fairness of the Acquisition, we did the following:
i)	Reviewed the above-listed documents;

ii)	Met with Tidel’s interim Chief Executive Officer, Mark Levenick; Vice President, Leonard Carr; and interim Chief Financial Officer, Dale Peltier;
a.	Discussed the past and current operations and financial condition and the prospects of the ATM division, including the ATM division’s current customer base;

b.	Discussed the sale process of the ATM division to potential acquirers;

c.	Discussed the internal value of the assets being transferred under the Agreement and the benefits and detriments of this transaction for Tidel;
iii)	Reviewed financial data on comparable publicly-traded companies;

iv)	Performed valuation analyses for the ATM division:
a.	Revenue multiple analysis;

b.	EBITDA (earnings before interest, taxes, depreciation and amortization) multiple analysis;

c.	Book value of assets multiple analysis;

d.	Equity multiple analysis; and

e.	Tangible equity multiple analysis;
v)	Performed a Discounted Cash Flow Analysis;

vi)	Reviewed financial data regarding transactions where the target was comparable to the ATM division;

vi)	visited Tidel’s Dallas, Texas facility; and

vii)	Performed such additional review as we deemed appropriate.
     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning the ATM division considered in connection with our review of the Acquisition, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of the ATM division, nor have we been furnished with any such appraisals. With respect to the limited financial forecast and projection made available to us and used in our analysis, we have assumed that it reflects the best currently available estimate and judgment of the expected future financial performance of the ATM division. We have assumed that the ATM division is not a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Acquisition and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the Acquisition and any change in such conditions would require a re-evaluation of this opinion. We have assumed the Acquisition will be consummated substantially on the terms discussed in the Agreement, that all material conditions therein will be satisfied, and that there will be no waiver of any material term or condition by any party thereto.
     It is understood that this letter is for the information of the Board of Directors in connection with its evaluation of the Acquisition and may not be quoted, referred to or relied on or used for any other purpose without prior written consent. We hereby consent to the inclusion of a copy of this letter as an exhibit to Tidel’s Schedule 14A to be filed with the Securities and Exchange Commission in connection with the Acquisition.
     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of October 27, 2005, the Acquisition was fair, from a financial point of view, to Tidel.
Sincerely,
STIFEL, NICOLAUS & COMPANY, INCORPORATED